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Exhibit 2.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

dated as of March 22, 2005

by and among

PURCHASER,

BIG DOG BIO, INC.,

ESP PHARMA HOLDING COMPANY, INC.

and

THE CONTRIBUTING STOCKHOLDERS REFERRED TO HEREIN

TABLE OF CONTENTS

        This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

i

4.03	No Conflicts	21
4.04	Governmental Approvals and Filings	21
4.05	Legal Proceedings	21
4.06	Capital Stock	22
4.07	SEC Reports and Financial Statements	22
4.08	Absence of Certain Changes or Events	22
4.09	Absence of Undisclosed Liabilities	22
4.10	Internal Controls	22
4.11	State Takeover Laws	23
4.12	Acquisition for Investment; Receipt of Information	23
4.13	Financing	23
4.14	Merger Sub	23
4.15	Brokers	23
ARTICLE V COVENANTS OF THE COMPANY		23
5.01	Regulatory and Other Approvals	23
5.02	HSR Filings	24
5.03	Investigation by Purchaser	24
5.04	No Solicitations	24
5.05	Conduct of Business	24
5.06	Financial Statements and Reports	24
5.07	Certain Restrictions	25
5.08	Employee Matters	26
5.09	Delivery of Certificates	26
5.10	Supplemental Disclosure	26
5.11	Stockholder Approval	26
5.12	Fulfillment of Conditions	27
ARTICLE VI COVENANTS OF PURCHASER		27
6.01	Regulatory and Other Approvals	27
6.02	HSR Filings	27
6.03	Employee Matters	27
6.04	Severance Policy and Other Agreements	28
6.05	Prior Service	28
6.06	Directors' and Officers' Indemnification and Insurance	28
6.07	Company 401(k) Plan	29
6.08	Listing of Stock	30
6.09	Registration of Shares	30
6.10	Fulfillment of Conditions	34
ARTICLE VII CONDITIONS TO OBLIGATIONS OF PURCHASER AND MERGER SUB		34
7.01	Representations and Warranties	34
7.02	Performance	34
7.03	Bring-Down Certificate	34
7.04	Orders and Laws	34
7.05	Regulatory Consents and Approvals	34
7.06	Third Party Consents	34
7.07	Resignations of Directors	34
7.08	Escrow Agreement	34
7.09	Voting Agreement	34
7.10	Retention of Employees	35
7.11	Financial Statements	35
7.12	No Material Adverse Event	35
7.13	Employee Loans	35
7.14	280G Approvals	35

ii

ARTICLE VIII CONDITIONS TO OBLIGATIONS OF THE COMPANY		35
8.01	Representations and Warranties	35
8.02	Performance	35
8.03	Bring-Down Certificate	36
8.04	Orders and Laws	36
8.05	Regulatory Consents and Approvals	36
8.06	Third Party Consents	36
8.07	Escrow Agreement	36
8.08	Registration Statement
8.09	Listing of Stock	36
ARTICLE IX SURVIVAL; NO OTHER REPRESENTATIONS		36
9.01	Survival of Representations, Warranties, Covenants and Agreements	36
9.02	No Other Representations	36
ARTICLE X INDEMNIFICATION		37
10.01	Indemnification	37
10.02	Method of Asserting Claims	38
10.03	Method of Calculating Losses	41
10.04	Exclusivity	41
10.05	No Consequential Damages	41
ARTICLE XI TERMINATION		41
11.01	Termination	41
11.02	Effect of Termination	42
ARTICLE XII DEFINITIONS		43
12.01	Definitions	43
ARTICLE XIII MISCELLANEOUS		51
13.01	Notices	51
13.02	Entire Agreement	52
13.03	Expenses	52
13.04	Appointment of Stockholders' Agent	52
13.05	Public Announcements	54
13.06	Waiver	54
13.07	Amendment	54
13.08	No Third Party Beneficiary	54
13.09	No Assignment; Binding Effect	54
13.10	Enforcement of Agreement	54
13.11	Headings	54
13.12	Governing Law; Consent to Jurisdiction	55
13.13	Invalid Provisions	55
13.14	Counterparts	55
	ANNEX I Ownership of Shares and Company Options
	ANNEX II Issue Date, Exercise Price and Vesting Schedule of Company Options
	EXHIBIT A Escrow Agreement

iii

        This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of March 22, 2005 is made and entered into by and among Protein Design Labs, Inc., a Delaware corporation ("Purchaser"), Big Dog Bio, Inc., a Delaware corporation ("Merger Sub"), ESP Pharma Holding Company, Inc., a Delaware corporation (the "Company"), and the Contributing Stockholders (as defined herein). Capitalized terms not otherwise defined herein have the meanings set forth in Section 12.01.

        WHEREAS, as of the date hereof, there are issued and outstanding (i) 28,200,000 shares of Series A Convertible Preferred Stock, par value $.0001 per share, of the Company ("Series A Stock"), (ii) 12,500,000 shares of Series B Convertible Preferred Stock, par value $.0001 per share, of the Company ("Series B Stock", and, together with the Series A Stock, the "Company Preferred Stock"), (iii) 6,592,774 shares (not including 48,901 authorized but unissued shares held in reserve) of common stock, par value $.0001 per share, of the Company ("Company Common Stock" and, together with the Company Preferred Stock, the "Shares"), and (iv) options to purchase 3,207,226 shares of Company Common Stock (the "Company Options") issued under the Stock Option Plan, all as more fully set forth in Annex I hereto;

        WHEREAS, the Boards of Directors of Purchaser, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which Merger Sub would merge with and into the Company and the Company would become a wholly-owned subsidiary of Purchaser (the "Merger");

        WHEREAS, Purchaser, Merger Sub, the Company and certain individuals and entities entered into an Agreement and Plan of Merger, dated as of January 24, 2005 (the "Original Agreement"), agreeing to and setting forth the terms and conditions of the Merger;

        WHEREAS, concurrently with the execution and delivery of the Original Agreement, the Merger was approved by the requisite vote of the holders of Shares and by Purchaser as the sole stockholder of Merger Sub;

        WHEREAS, the Contributing Stockholders, who as of the date hereof collectively own approximately 95% of the Shares, have appointed Anthony A. Rascio (such individual, or his successor named in accordance with Section 13.04, being referred to herein as the "Stockholders' Agent") to act on their behalf with respect to certain matters set forth herein;

        WHEREAS, in connection with the Merger, all Company Options which have not been exercised will be cancelled in exchange for a cash payment on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the parties to the Original Agreement amended the Original Agreement by entering into Amendment No. 1 to the Original Agreement as of January 31, 2005; and

        WHEREAS, each of the parties has determined that it is advisable and in its best interests, and each of the parties that is an entity has determined that it is advisable and in the best interests of its respective stockholders or constituent members, as applicable, to amend and restate the Original Agreement, as amended, as set forth herein;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE MERGER

        1.01    The Merger.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving

Corporation") and a wholly-owned subsidiary of Purchaser. Merger Sub and the Company are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or cancelled in the manner provided in Section 1.02. Subject to the foregoing and to the other sections of this Article I, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

        1.02    Conversion of Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (a)    Capital Stock of Merger Sub.    Each issued and outstanding share of the common stock, par value $0.001 per share, of Merger Sub ("Merger Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of Merger Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

          (b)    Capital Stock of the Company.    The consideration payable for each class of the capital stock of the Company (in the case of each such class, the "Applicable Merger Price") shall be as follows:

            (i)    each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 1.02(c) or Section 1.02(d)) shall be converted into the right to receive an amount equal to the Company Common Stock Per Share Purchase Price, payable in cash and/or shares of common stock, par value $0.01 per share, of Purchaser ("Purchaser Common Stock") as provided in Section 2.01(c);

            (ii)   each issued and outstanding share of Series A Stock shall be converted into the right to receive an amount equal to the Company Preferred Stock Per Share Purchase Price, payable in cash and shares of Purchaser Common Stock, plus the Preferred Stock Dividend payable in cash, as provided in Section 2.01(c); and

            (iii)  each issued and outstanding share of Series B Stock shall be converted into the right to receive an amount equal to the Company Preferred Stock Per Share Purchase Price, payable in cash and shares of Purchaser Common Stock, plus the Preferred Stock Dividend payable in cash, as provided in Section 2.01(c).

  All Shares converted in accordance with this Section 1.02(b) shall no longer be outstanding and shall automatically be deemed canceled and retired and shall cease to exist as of the Effective Time, and each holder of a certificate representing any such Shares ("Certificates") shall cease to have any rights with respect thereto, except the right to receive the Applicable Merger Price as of the Effective Time, without interest, regardless of whether such holder's Certificates are delivered to the Stockholders' Agent for delivery at Closing as contemplated by Section 2.01(d). The payment of the Applicable Merger Price in accordance with the terms of Section 2.01(c) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares. From and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Corporation of shares of capital stock of the Company which were outstanding immediately prior to the Effective Time.

          (c)    Cancellation of Treasury Stock.    Notwithstanding any provision of this Agreement to the contrary, all Shares that are owned by the Company or any of its Subsidiaries as treasury stock shall be canceled and retired and shall cease to exist and no shares of Purchaser Common Stock or other consideration shall be delivered in exchange therefor.

          (d)    Dissenting Shares.    (i) Notwithstanding any provision of this Agreement to the contrary, each outstanding Share the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the DGCL and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Shares"), shall not be converted into or represent a right to receive the Applicable Merger Price, but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Shares held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Applicable Merger Price.

            (ii)   The Company shall give Purchaser (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Purchaser, settle or offer to settle any such demands.

            (iii)  Each of the Contributing Stockholders hereby acknowledges that such Contributing Stockholder has voted such Contributing Stockholder's Shares in favor of the Merger and will not seek to assert any right to an appraisal of such Contributing Stockholder's Shares under the DGCL.

          (e)    Fractional Shares.    Notwithstanding any provision of this Agreement to the contrary, no certificates or scrip representing fractional shares of Purchaser Common Stock will be issued in exchange for Certificates, no dividend or other distributions with respect to Purchaser Common Stock will be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Purchaser. In lieu of such fractional share interests, Purchaser shall deliver to Stockholders' Agent on behalf of each holder of Shares who would otherwise be entitled to receive a fractional share of Purchaser Common Stock, together with the amounts deliverable pursuant to clauses (iii) and (v) of Section 2.01(c), an amount in cash equal to the fractional share interest of Purchaser Common Stock to which such holder (after taking into account all Shares held immediately prior to the Effective Time by such holder) would otherwise be entitled, multiplied by the Value Per Share.

          (f)    Change in Purchaser Common Stock.    If between the date of the Original Agreement and the Effective Time the outstanding shares of Purchaser Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares, reverse stock split or other similar change in capitalization, the Applicable Merger Price shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares, reverse stock split or other similar change in capitalization.

        1.03    Certificate of Incorporation and Bylaws of the Surviving Corporation.    At the Effective Time, (i) the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be amended to change the name of the Surviving Corporation to "ESP Pharma Holding Company, Inc." and, as so amended, shall become the Certificate of Incorporation of the Surviving Corporation, until the same shall be amended in accordance with its terms and applicable Law, and (ii) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

        1.04    Directors and Officers of the Surviving Corporation.    The directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

ARTICLE II
CLOSING; PAYMENT OF PURCHASE PRICE

        2.01    Closing; Payment of Purchase Price.

          (a)   Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 11.01, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Articles VII and VIII, the closing of the Merger (the "Closing") will take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York, at 10:00 a.m., local time, on the Closing Date, or at such other place and time as is agreed to in writing by Purchaser and the Company.

          (b)   At the Closing, a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the "Secretary of State") for filing, as provided in Section 251 of the DGCL, as soon as practicable on the Closing Date. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State (the date and time of such filing being referred to herein as the "Effective Time").

          (c)   At the Closing, Purchaser will pay the Purchase Price by delivering a combination of (x) cash in an aggregate amount of $325,000,000 (the "Cash Amount") payable in immediately available United States funds wired to the account of the applicable recipient provided to Purchaser prior to the Closing Date, and (y) 8,868,393 shares of Purchaser Common Stock (if and as adjusted in the manner provided below, the "Closing Shares") by delivery of certificates representing the Closing Shares issued in the names provided to Purchaser by or on behalf of the Stockholders' Agent prior to the Closing Date, to be allocated among the applicable recipients in the following manner:

            (i)    to the Company, cash in an amount necessary to enable the Company to pay and satisfy the Transaction Expenses and Change of Control Payments in the manner contemplated by Section 2.05;

            (ii)   to the Escrow Agent under the Escrow Agreement substantially in the form of Exhibit A hereto to be entered into on the Closing Date by Stockholders' Agent (on behalf of the Contributing Stockholders), Purchaser and the Escrow Agent (the "Escrow Agreement"), a number of shares (ignoring fractions) of Purchaser Common Stock having an aggregate Value Per Share equal to ten percent (10%) of the Contributing Stockholder Purchase Price for deposit with the Escrow Agent under the Escrow Agreement (the "Escrow Shares");

            (iii)  to Stockholders' Agent on behalf of each Contributing Stockholder who owns shares of Company Preferred Stock, (A) a cash amount equal to the result obtained by multiplying the Preferred Stock Dividend by the number of shares of Preferred Stock owned by such Contributing Stockholder and (B) an amount equal to the result obtained by multiplying the Company Preferred Stock Per Share Purchase Price by the number of shares of Company Preferred Stock owned by such Contributing Stockholder (the "Preferred Stock Payment"), such Preferred Stock Payment to be payable in a combination of (x) a number of shares of Purchaser Common Stock equal to the result obtained by multiplying the total number of Closing Shares by a fraction, the numerator of which is the number of shares of Company

    Common Stock issuable upon conversion of all shares of Company Preferred Stock owned by such Contributing Stockholder and the denominator of which is the total number of Outstanding Contributing Stockholder Company Shares, less the number of Escrow Shares (ignoring fractions) allocated to such Contributing Stockholder in Annex I hereto, and (y) cash in an amount equal to the amount by which the Preferred Stock Payment exceeds the result obtained by multiplying the number of shares of Purchaser Common Stock calculated in accordance with the preceding clause (x) (before deducting the Escrow Shares allocated to such Contributing Stockholder) by the Closing Value Per Share;

            (iv)  to Stockholders' Agent on behalf of each holder of Company Options (subject to deduction for any applicable withholding Tax), whether or not then exercisable, a cash amount equal to the result obtained by multiplying the Option Consideration by the number of Company Options held by such optionholder;

            (v)   to Stockholders' Agent on behalf of each Contributing Stockholder who owns shares of Company Common Stock, an amount equal to the result obtained by multiplying the Company Common Stock Per Share Purchase Price by the number of shares of Company Common Stock owned by such Contributing Stockholder (the "Common Stock Payment"), such Common Stock Payment to be payable in a combination of (A) a number of shares of Purchaser Common Stock equal to the result obtained by multiplying the total number of Closing Shares by a fraction, the numerator of which is the number of shares of Company Common Stock owned by such Contributing Stockholder and the denominator of which is the total number of Outstanding Contributing Stockholder Company Shares, less the number of Escrow Shares (ignoring fractions) allocated to such Contributing Stockholder in Annex I hereto, and (B) cash in an amount equal to the amount by which the Common Stock Payment exceeds the result obtained by multiplying the number of shares of Purchaser Common Stock calculated in accordance with the preceding clause (A) (before deducting the Escrow Shares allocated to such Contributing Stockholder) by the Closing Value Per Share; and

            (vi)  to Stockholders' Agent on behalf of (A) each owner of shares of Company Preferred Stock who is not a Contributing Stockholder, (x) a cash amount equal to the result obtained by multiplying the Preferred Stock Dividend by the number of shares of Preferred stock owned by such stockholder and (y) a cash amount equal to the result obtained by multiplying the Company Preferred stock Per Share Purchase Price by the number of shares of Company Preferred Stock owned by such stockholder; and (B) each owner of shares of Company Common Stock who is not a Contributing Stockholder, cash in an amount equal to the result obtained by multiplying the Company Common Stock Per Share Purchase Price by the number of shares of Company Common Stock owned by such stockholder;

  provided however, that if, at the time of Closing, the closing of the transactions contemplated by the Retavase® Purchase Agreement shall not have occurred and the Retavase® Purchase Agreement shall not be in full force and effect, or either party shall be in breach thereof (other than breaches (a) caused by Purchaser's failure to provide the financing described in that certain Commitment Letter dated January 31, 2005 from Purchaser to the Company in accordance with its terms or (b) that Purchaser determines in its reasonable discretion (i) can be cured without other than nominal expense to Purchaser and (ii) will not unreasonably prevent or impede the closing of the transaction contemplated by the Retavase® Purchase Agreement), the Cash Amount shall be reduced to $300,000,000.

  Notwithstanding the foregoing, if (I) the Closing Value Per Share is less than $17.7597, the number of Closing Shares shall be increased to the extent necessary so that the result obtained by multiplying the number of Closing Shares (as so increased) by the Closing Value Per Share is equal to $157,500,000 (provided that such number shall not be increased to more than a maximum of

  9,853,770 shares of Purchaser Common Stock), or (II) the Closing Value Per Share is greater than $21.7063, the number of Closing Shares shall be decreased to the extent necessary so that the result obtained by multiplying the number of Closing Shares (as so decreased) by the Closing Value Per Share is equal to $192,500,000 (provided that such number shall not be decreased to less than a minimum of 8,062,175 shares of Purchaser Common Stock.

  If Purchaser determines in its discretion not to issue any additional shares that may otherwise be issuable under the foregoing provision, Purchaser may instead increase the total cash compensation payable under this Section 2.01(c) by an amount equal to the number of additional shares otherwise issuable under this Section 2.01 multiplied by the Closing Value Per Share. To effect this provision, Purcshaser must give notice to the Stockholders' Agent at least two (2) days prior to the Closing electing to make such change including the amount of the adjusted cash purchase price and the calculation thereof. In such case, appropriate adjustments will be made, if any, by the parties to the provisions of this Section 2.01.

  Notwithstanding any provisions of this Agreement to the contrary, (x) to the extent that Purchaser is obligated hereunder to deliver any cash to the Company for the payment of any Transaction Expenses or Change in Control Payments, at the Company's election, Purchaser shall deliver such cash payments directly, in the case of Transaction Expenses, to recipients designated on the certificate delivered pursuant to Section 2.05 and, in the case of all or a portion of Change in Control Payments, to one single agent that has been engaged by the Company to distribute such cash payments in accordance with this Agreement; (y) to the extent that Purchaser is obligated to deliver any cash payments to the Stockholders' Agent under Sections 2.01(c)(iii), (iv), (v) or (vi) of this Agreement, at the Stockholders' Agent's election, Purchaser shall deliver all such cash payments to no more than five agents that have been engaged by the Stockholders' Agent to allocate or distribute such cash payments in accordance with this Agreement, and one of which agents must be the same agent as set forth in subsection (x) above if an election is made by the Company under subsection (x) above; and (z) to the extent that Purchaser is obligated to deliver any shares of Purchaser Common Stock to the Stockholders' Agent under Sections 2.01(c)(iii) or (v), at the Stockholders' Agent's election, Purchaser shall deliver such shares directly to the individuals or entities entitled to such shares.

          (d)    Delivery of Certificates.    At the Closing, the Stockholders' Agent shall deliver to Purchaser the Certificates representing the Shares owned by the Contributing Stockholders and any other stockholder of the Company who has forwarded certificates representing Shares to the Stockholders' Agent prior to the Closing, duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Shares represented thereby in blank. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and the providing of an indemnity as reasonably requested by Purchaser by the person claiming such Certificate to be lost, stolen or destroyed, Purchaser shall cause the Surviving Corporation to issue in exchange for such lost, stolen or destroyed Certificate the Applicable Merger Price. Notwithstanding the foregoing, but subject to Section 5.08, it shall not be a condition to Purchaser's obligation to pay the Purchase Price in accordance with Section 2.01(c) that any stockholder of the Company, other than the Contributing Stockholders, shall have delivered Certificates representing their Shares, and all holders of Shares entitled to receive shares of Purchaser Common Stock in the Merger shall, for all purposes, be deemed to be the record holders of such shares of Purchaser Common Stock as of the Effective Time.

          (e)    Withholding of Tax.    The Surviving Corporation shall be entitled to deduct and withhold from any amounts payable in respect of Shares or Company Options such amount, if any, as the Surviving Corporation (or any Affiliate thereof) is required to deduct and withhold with respect to the making of such payment under federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Shares or Company Options, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation.

        2.02    Prepayment of Credit Agreement Indebtedness; Termination of Hedging Arrangements.    (a) As soon as practicable prior to the Closing Date, the Company and ESP Pharma, Inc., a Delaware corporation wholly owned by the Company ("Pharma"), shall provide the minimum notice required under the terms of (i) the Credit Agreement in connection with the prepayment on the Closing Date of all outstanding Indebtedness under the Credit Agreement and (ii) any hedging arrangement entered into by Pharma with respect to the Indebtedness under the Credit Agreement in order to unwind such hedging arrangement on the Closing Date in connection with the repayment of the Indebtedness under the Credit Agreement.

          (b)   At or prior to the Closing, Purchaser shall pay to (i) the lenders under the Credit Agreement, a cash amount (payable in immediately available United States funds wired to the account of the applicable recipient provided to Purchaser prior to the Closing Date) equal to the outstanding principal of, accrued and unpaid interest on, any prepayment penalties or premiums on, and any other amounts payable with respect to, the Indebtedness of Pharma as of the Closing Date under the terms of the Credit Agreement (the "Credit Agreement Payments"), and (ii) any counterparty under the terms of any hedging arrangement entered into with respect to the Indebtedness under the Credit Agreement, a cash amount (payable in immediately available United States funds wired to the account of the applicable recipient provided to Purchaser prior to the Closing Date) equal to all amounts that are required to be made by Pharma to such parties in order to unwind such hedging arrangement as of the Closing Date (the "Hedge Payments"); provided that, if the Company has sufficient funds to make any of the payments contemplated by this paragraph, it may do so.

        2.03    Company Options.    At the Closing, each outstanding Company Option shall automatically be cancelled upon payment of the amounts described in Section 2.01(c)(iv). The surrender of a Company Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Option. Prior to the Closing, the Company shall use its reasonable best efforts to obtain all necessary consents or releases from holders of Company Options under the Stock Option Plan and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section.

        2.04    Restricted Shares    As provided in the Stock Purchase and Stock Restriction Agreements pursuant to which the Company granted to certain employees restricted shares of its Common Stock as indicated in Annex I hereto (the "Restricted Shares"), as of the Effective Time, each outstanding Restricted Share shall vest and the restrictions thereon shall lapse and such Restricted Share shall represent the right to receive the Applicable Merger Price as set forth in Section 1.02(b)(i).

        2.05    Transaction Expenses and Change of Control Payments.    At least two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to Purchaser a certificate setting forth the Company's calculation of the Transaction Expenses and Change of Control Payments. On the Closing Date, Purchaser shall deliver to the Company, from the cash portion of the Purchase Price, the amount of cash in immediately available funds necessary to enable the Company to pay and satisfy the Transaction Expenses and Change of Control Payments on the Closing Date, and the Company shall utilize such amounts to pay and satisfy the Transaction Expenses and Change of Control Payments; provided, however, that the Company shall not pay any Change of Control Payment to any individual unless and until such individual has executed and delivered to the Company a release in form and substance reasonably satisfactory to Purchaser; provided, further, that Purchaser and the Company hereby agree that an amount of cash equal to the aggregate of all Change of Control Payments that are not paid on or after the Closing Date, if any, shall be retained by the Company until used for the payment and satisfaction of such unpaid Change in Control Payments; provided, further, that Purchaser and the Company hereby agree and covenant that upon the delivery to the Company of such a release after the Closing by any individual entitled to a Change in Control Payment, the Company shall pay such Change in Control Payment to such individual within three (3) Business Days after such receipt by the Company.

        2.06    Additional Contributing Stockholders.    From time to time following the date of the Original Agreement and not later than two (2) Business Days prior to the Closing Date, any owner of shares of Company Common Stock who is not at the time a Contributing Stockholder and who demonstrates to the reasonable satisfaction of Purchaser that such stockholder is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act may, by execution and delivery of an instrument in form and substance reasonably satisfactory to Purchaser and the Company confirming that such a stockholder agrees to become, and to be bound by the terms and provisions of this Agreement applicable to, a Contributing Stockholder, become a Contributing Stockholder for all purposes of this Agreement (including, without limitation, for purposes of making the representation and warranties of a Contributing Stockholder under Article III and the appointment of the Stockholders' Agent) as though an original signatory hereto.

        2.07    Further Assurances.    At any time or from time to time after the Closing, each of the parties hereto shall, at the expense of the party making such request, execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company and, only where a specific representation or warranty is made with respect thereto, each Contributing Stockholder, hereby represent and warrant to Purchaser that the statements contained in this Article III are correct and complete as of the date of the Original Agreement, except as set forth in the Company Disclosure Schedule.

        3.01    Power and Authority.    The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each Contributing Stockholder has full power and authority to execute and deliver this Agreement, to perform such Contributing Stockholder's obligations hereunder and to consummate the transactions contemplated hereby.

        3.02    Execution and Delivery.    (a) The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder, have been duly and validly authorized by the Board of Directors and by the requisite vote of the stockholders of the Company and no other corporate action on the part of the Company or any of the stockholders of the Company is necessary. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          (b)   The execution and delivery by each Contributing Stockholder of this Agreement, and the performance by each Contributing Stockholder of such Contributing Stockholder's obligations hereunder, have been duly and validly authorized by or on behalf of such Contributing Stockholder, no other action on the part of such Contributing Stockholder being necessary except as expressly contemplated hereby. This Agreement has been duly and validly executed and delivered by each Contributing Stockholder and constitutes a legal, valid and binding obligation of such Contributing Stockholder enforceable against such Contributing Stockholder in accordance with its terms.

        3.03    Corporate Existence of the Company.    The Company is a corporation validly existing and in good standing under the Laws of the State of Delaware, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by the Company to be qualified, licensed or admitted and in good standing could not in the aggregate reasonably be expected to have a material adverse effect on the Business or Condition of the Company. Section 3.03 of the Company Disclosure Schedule sets forth a list of each jurisdiction in which the Company or Pharma is qualified or licensed to do business and each assumed name under which either of them conducts business in any jurisdiction. The Company has made available to Purchaser prior to the execution of the Original Agreement complete and correct copies of the organizational documents of the Company and Pharma.

        3.04    Capital Stock; Ownership.    (a) Annex I hereto sets forth (i) the name of each owner of Shares and the number and class of Shares owned by each such stockholder (indicating how many of such Shares are Restricted Shares) and (ii) the name of each holder of Company Options and the number of shares of Company Common Stock subject to such Company Options. There are no shares of capital stock of the Company issued and outstanding other than the Shares, and no shares of capital stock of the Company are held by the Company as treasury shares. The Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, free and clear of all Liens, by the stockholders listed on Annex I hereto. Except for this Agreement and for the Company Options disclosed in Annex I hereto, there are no outstanding Options with respect to any shares of capital stock of the Company, and no shares of capital stock of the Company are reserved for issuance except upon exercise of the Company Options. Annex II hereto sets forth the issue date, the exercise price and the vesting schedule for all outstanding Company Options. The shares of Company Common Stock issuable upon exercise of the Company Options have been duly authorized and, when issued in accordance with the terms of the Company Options, will be validly issued, fully paid and nonassessable shares of Company Common Stock.

          (b)   Each Contributing Stockholder represents that such Contributing Stockholder (i) owns the number of Shares set forth next to such Contributing Stockholder's name in Annex I hereto; (ii) owns no other securities of the Company other than Company Options as indicated on Annex I hereto, (iii) waives any right to an appraisal of such Contributing Stockholder's Shares that may exist under the DGCL; (iv) is acquiring the shares of Purchaser Common Stock to be issued to such Contributing Stockholder in the Merger for Contributing Stockholder's own account for investment, not as a nominee or agent, and not with a view to the resale or distribution of such shares or any part thereof in violation of the Securities Act or any state securities or blue sky law, and has no present intention of selling, granting any participation in, or otherwise distributing the same, except as contemplated by Section 6.09; (v) acknowledges that the issuance of the shares of Purchaser Common Stock in the Merger will not be registered under the Securities Act or any state securities or blue sky law, on the grounds that the offering and sale of the shares of Purchaser Common Stock in the Merger are exempt from registration pursuant to exceptions available under such laws, and that Purchaser's reliance upon such exemptions is predicated upon this representation; (vi) acknowledges and understands that the shares of Purchaser Common Stock to be issued to such Contributing Stockholder in the Merger must be retained until they are subsequently registered under the Securities Act and/or applicable state securities or blue sky laws or an exemption from such registration is available; and (vii) is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

        3.05    Subsidiaries; Investment Assets.    (a) The Company has no Subsidiaries other than Pharma. Pharma is a corporation validly existing and in good standing under the Laws of Delaware, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Pharma is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of Pharma's Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by Pharma to be qualified, licensed or admitted and in good standing could not in the aggregate reasonably be expected to have a material adverse effect on the Business or Condition of the Company. All of the issued and outstanding shares of capital stock of Pharma have been duly authorized and validly issued, are fully paid and nonassessable and are owned, beneficially and of record, by the Company free and clear of all Liens. There are no outstanding Options with respect to any shares of capital stock of Pharma.

          (b)   Section 3.05(b) of the Company Disclosure Schedule lists each Investment Asset held by the Company or Pharma in any Person which is not a Subsidiary of the Company.

        3.06    No Conflicts.    (a) The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

            (i)    conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of the Company or Pharma;

            (ii)   subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 3.06 of the Company Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any material Law or Order applicable to the Company or Pharma or any of their respective Assets and Properties; or

            (iii)  except as disclosed in Section 3.06 of the Company Disclosure Schedule, (A) conflict with or result in a violation or breach of, (B) constitute (with or without notice or lapse of time or both) a default under, (C) require the Company or Pharma to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (D) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (E) result in the creation or imposition of any Lien upon the Company or Pharma or any of their respective Assets and Properties under, any Contract or License to which the Company or Pharma is a party or by which any of their respective Assets and Properties is bound, other than Liens in respect of obligations in an aggregate amount not exceeding $100,000.

          (b)   The execution and delivery by each Contributing Stockholder of this Agreement do not, and the performance by such Contributing Stockholder of such Contributing Stockholder's obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

            (i)    conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of any such Contributing Stockholder who is not an individual;

            (ii)   conflict with or result in a violation or breach of any term or provision of any material Law or Order applicable to such Contributing Stockholder or any of such Contributing Stockholder's Assets and Properties; or

            (iii)  (A) conflict with or result in a violation or breach of, (B) constitute (with or without notice or lapse of time or both) a default under, (C) require such Contributing Stockholder to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (D) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (E) result in the creation or imposition of any Lien upon such Contributing Stockholder or any of such Contributing Stockholder's Assets and Properties under, any material Contract or License to which such Contributing Stockholder is a party or by which any of such Contributing Stockholder's Assets and Properties is bound.

        3.07    Governmental Approvals and Filings.    Except as disclosed in Section 3.07 of the Company Disclosure Schedule, and except for the filing of the Certificate of Merger with the Secretary of State and a premerger notification report by the Company under the HSR Act, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of any Contributing Stockholder, the Company or Pharma is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

        3.08    Books and Records.    The minute books and other similar records of the Company and Pharma as made available to Purchaser prior to the execution of the Original Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the Boards of Directors and committees of the Boards of Directors of the Company and Pharma. The stock transfer ledgers of the Company and Pharma as made available to Purchaser prior to the execution of the Original Agreement accurately reflect all record transfers prior to the execution of the Original Agreement in the capital stock of the Company and Pharma.

        3.09    Financial Statements and Condition.    (a) Prior to the execution of the Original Agreement, the Company has made available to Purchaser true and complete copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2003, and the related audited consolidated statements of operations, stockholders' equity and cash flows for the fiscal period then ended, together with a true and correct copy of the report on such audited information by Ernst & Young LLP, independent auditors, and (ii) the unaudited consolidated balance sheet of the Company as of December 31, 2004, and the related unaudited consolidated statements of operations, stockholders' equity and cash flows for the portion of the fiscal year then ended (the "Unaudited Financials"). Except as set forth in the notes thereto or as disclosed in Section 3.09 of the Company Disclosure Schedule, all such financial statements were, and the financial statements to be delivered to Purchaser pursuant to Section 5.06 will be, prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby.

          (b)   Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date or as disclosed in Section 3.09 of the Company Disclosure Schedule, since December 31, 2004 the business of the Company and Pharma has been operated in all material respects in the ordinary course and there has not been any material adverse change in the Business or Condition of the Company, other than (i) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of this Agreement or the transactions contemplated hereby, (ii) any adverse change, effect, event, occurrence, state of facts or development after the date of the Original Agreement, attributable to conditions affecting the industry in which the Company and Pharma operate as a whole, or the United States economy or financial markets, (iii) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement, or action taken, or failed to be taken, to which

  Purchaser has consented, (iv) changes in Laws after the date of the Original Agreement, or (v) changes in GAAP or regulatory accounting principles after the date of the Original Agreement; provided that with respect to clauses (ii) and (iv), such change, effect, event, circumstance, occurrence or state of facts (A) does not specifically relate to (or have the effect of specifically relating to) the Company and/or Pharma and (B) is not materially more adverse to the Company and/or Pharma than to other companies operating in the industry in which the Company and Pharma operate. Except as set forth in Section 3.09 of the Company Disclosure Schedule, since September 30, 2004 neither the Company nor Pharma has taken any action or engaged in any transaction which, if taken or engaged in after the date of the Original Agreement, would require the consent of Purchaser pursuant to Section 5.07 or 5.08.

          (c)   Except as reflected in the Financial Statements described in paragraph (a) of this Section or as set forth in Section 3.09 of the Company Disclosure Schedule, and except for Liabilities incurred in the ordinary course of business consistent with past practice, neither the Company nor Pharma has any Liabilities of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto.

          (d)   The Company and Pharma maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements of the Company and to maintain accountability for assets; (iii) access to the Company's assets is permitted only in accordance with management's authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Company nor Pharma is a party to or otherwise involved in any "off-balance sheet arrangements" (as defined in Item 303 of Regulation S-K promulgated by the SEC).

        3.10    Taxes.    Except as disclosed in Section 3.10 of the Company Disclosure Schedule:

          (a)   Each of the Company and Pharma have timely filed all Tax returns and reports required to be filed by or on behalf of each of them, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired, and all such Tax returns and reports are complete and accurate in all material respects. The Company and Pharma have paid all Taxes shown as due on such Tax returns and reports, copies of which have been made available to Purchaser prior to the execution of the Original Agreement.

          (b)   The Financial Statements made available to Purchaser pursuant to Section 3.09(a) reflect an adequate reserve for all Taxes payable by the Company and Pharma for all taxable periods and portions thereof accrued through the date of such Financial Statements.

          (c)   No requests for waivers of the time to assess any Taxes against the Company or Pharma have been granted or are pending, except for requests with respect to such Taxes that have been adequately reserved for in all material respects in the Financial Statements made available to Purchaser pursuant to Section 3.09(a).

          (d)   Neither the Company nor Pharma is a party to, is bound by, or has any obligation under, any agreement relating to the allocation or sharing of Taxes.

          (e)   Neither the Company nor Pharma has ever been a member of an affiliated group of corporations (within the meaning of Code Section 1504(a)) filing consolidated Tax returns, other than the affiliated group of which the Company is the common parent.

          (f)    No deficiencies for any Tax have been threatened, claimed, proposed or assessed against the Company or Pharma which have not been settled or paid. No Tax return of the Company or

  Pharma is currently being audited or examined by the IRS or any other Governmental or Regulatory Authority and neither the Company nor Pharma has been notified of any request for such an audit or other examination; provided that the Company and Pharma are currently contesting in good faith certain state Taxes as disclosed in Section 3.10(f) of the Company Disclosure Schedule.

          (g)   The Company and Pharma have complied with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Code Sections 1441, 1442, 1445 and 1446 or similar provisions under any foreign Law), and have, within the time and in the manner prescribed by applicable Laws, withheld from employee wages and paid over to the proper Governmental or Regulatory Authorities all amounts required to be so withheld and paid over under all applicable Laws, and have timely filed all withholding Tax returns.

          (h)   No claim has ever been made by a Governmental or Regulatory Authority in a jurisdiction where the Company or Pharma does not file Tax returns that the Company or Pharma is or may be subject to taxation by that jurisdiction.

          (i)    Neither the Company nor Pharma has consummated, has participated in or is currently participating in any transaction which was or is a "Tax shelter" transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code or applicable Treasury Regulations. Neither the Company nor Pharma has entered into any reportable transaction as defined in Treasury Regulation Section 1.6011-4(b).

        3.11    Legal Proceedings.    Except as disclosed in the Company Disclosure Schedule, as of the date of the Original Agreement:

          (a)   there are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened against, relating to or affecting the Company or Pharma or any of their respective Assets and Properties; and

          (b)   there are no outstanding Orders to which the Company or Pharma is a party or is subject which, individually or in the aggregate with other such Orders, adversely affect the Business or Condition of the Company.

        3.12    Compliance With Laws and Orders; Regulatory Filings.    Except as disclosed in Section 3.12 of the Company Disclosure Schedule, neither the Company nor Pharma is in violation of or in default under any material Law or Order applicable to the Company or Pharma or any of their respective Assets and Properties.

        3.13    Benefit Plans; ERISA.    (a) Except as disclosed in Section 3.13 of the Company Disclosure Schedule (the plans disclosed in the Company Disclosure Schedule, being referred to herein as the "Company Plans"), neither the Company nor Pharma has any material "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA")), severance, change-in-control or employment plan, program or agreement, stock option, bonus plan, or incentive plan or program. Copies of the Company Plans (or descriptions if no plan document exists) have been made available to Purchaser prior to the execution of the Original Agreement.

          (b)   Each Company Plan has been administered and is in compliance with the terms of such Company Plan and all applicable laws, rules and regulations in all material respects.

          (c)   Except as disclosed in the Company Disclosure Schedule: (i) each Company Plan intended to be qualified under the Code has received a favorable determination from the IRS and (ii) to the Knowledge of the Company, nothing has occurred since that would adversely affect such qualification.

          (d)   (i) No "reportable event" (as such term is used in section 4043 of ERISA) (other than those events for which the 30-day notice has been waived pursuant to the regulations) is pending with respect to any Company Plan, and (ii) no "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has occurred with respect to any Company Plan.

          (e)   No litigation or administrative or other proceeding involving any Company Plan is pending or, to the Knowledge of the Company, is threatened.

          (f)    Neither the Company nor Pharma has contributed to any (i) "pension plan" (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code or (ii)"multiemployer plan" (within the meaning of section 3(37) of ERISA), and neither the Company nor any member of its "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)) has incurred any material withdrawal liability which remains unsatisfied.

          (g)   No Company Plan or plan sponsored by any member of the Company's Controlled Group has been terminated, where such termination has resulted in material liability to the Company or Pharma under Title IV of ERISA.

          (h)   Except for the Company Options or as disclosed in the Company Disclosure Schedule, no employer securities, employer real property or other employer property is included in the assets of any Company Plan. All agreements pursuant to which Company Options have been awarded are identical in form, other than for the name of the recipient, the date of the award, the exercise price, the number of shares of Company Common Stock subject to each Company Option and, in the case of recipients who are consultants to the Company or Pharma rather than employees, their Company Options are immediately exercisable rather than subject to vesting over five years in equal annual installments. The Company is not required to obtain the consent of any holder of Company Options in order to consummate the cancellation of Company Options in accordance with Section 2.03.

          (i)    No Company Plan (other than a Company Plan that may be terminated without penalty) promises or provides retiree medical or other retiree welfare benefits to any Person other than as required by applicable Law.

          (j)    There have been no "prohibited transactions" (other than exempt prohibited transactions), as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Plan.

        3.14    Employee Matters.    Each of the Company and Pharma is in material compliance with all currently applicable Laws respecting terms and conditions of employment. There are no proceedings pending or, to the Knowledge of the Company threatened, between the Company threatened between the Company or Pharma, on the one hand, and any or all of its current or former employees, on the other hand, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending or, to the Knowledge of the Company threatened, against the Company or Pharma under any workers' compensation or long-term disability plan or policy. Neither the Company nor Pharma has any material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage extension or continuation. Each of the Company and Pharma has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives and all other compensation that became due and payable through the date of the Original Agreement.

        3.15    Real Property.

          (a)   Neither the Company nor Pharma owns any real property.

          (b)   The Company or Pharma has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it as lessee for the full term of the lease thereof. Each such lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or Pharma and, to the Knowledge of the Company, of each other Person that is a party thereto, and except as set forth in Section 3.15 of the Company Disclosure Schedule, to the Knowledge of the Company, there is no default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder in any material respect. True and complete copies of each Contract in respect of all leases of real property by the Company or Pharma have been made available to Purchaser prior to the execution of the Original Agreement.

          (c)   Except as disclosed in Section 3.15 of the Company Disclosure Schedule, the improvements on the real property leased by the Company or Pharma are in all material respects in good operating condition and in a state of adequate and acceptable maintenance and repair consistent with past custom and practice, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are currently being used by the Company or Pharma and, to the Knowledge of the Company, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

        3.16    Tangible Personal Property.    The Company or Pharma are in possession of and have good title to, or have valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in and individually or in the aggregate with other such property material and necessary to the Business or Condition of the Company. All such tangible personal property is free and clear of all Liens, other than Permitted Liens or Liens disclosed in Section 3.16 of the Company Disclosure Schedule, and is in reasonably good order and condition and adequate and suitable for the purposes for which they are currently being used by the Company or Pharma, ordinary wear and tear excepted.

        3.17    Intellectual Property Rights.    Section 3.17 of the Company Disclosure Schedule discloses all (i) registered Intellectual Property used by the Company or Pharma in the pharmaceutical business in which the Company or Pharma is engaged and (ii) all Intellectual Property used in and individually or in the aggregate with other such Intellectual Property material to the Business or Condition of the Company (collectively, "Company Intellectual Property"), each of which the Company or Pharma either has all right, title and interest in or a valid and binding right under Contract to use. Except as disclosed in Section 3.17 of the Company Disclosure Schedule, (a) all registrations with and applications to Governmental or Regulatory Authorities in respect of Company Intellectual Property owned by the Company or Pharma are valid and in full force and effect, (b) the execution of this Agreement and the consummation of the transactions contemplated hereby do not trigger any restrictions on the direct or indirect transfer of any Contract, or any interest therein, held by the Company or Pharma in respect of Company Intellectual Property, (c) neither the Company nor Pharma is in default (or with the giving of notice or lapse of time or both, would be in default) under any Contract to use the Company Intellectual Property and (d) to the Knowledge of the Company, the Company Intellectual Property is not being infringed by any other Person. Neither the Company nor Pharma has received notice that either is infringing any Intellectual Property of any other Person, no claim is pending nor to the Knowledge of the Company has been made to such effect that have not been resolved and, to the Knowledge of the Company, neither the Company nor Pharma is infringing any Intellectual Property of any other Person.

        3.18    Contracts.

          (a)   Section 3.18 of the Company Disclosure Schedule contains a true and complete list of each of the following Contracts (true and correct copies of which have been delivered to Purchaser prior to the execution of the Original Agreement) to which the Company or Pharma is a party or by which any of their respective Assets and Properties is bound:

            (i)    all Contracts (excluding Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or the termination of employment (including without limitation, individual change of control, severance or similar agreements), the name, position and rate of compensation of each party to each such Contract and the expiration date of each such Contract;

            (ii)   all Contracts containing any provision or covenant prohibiting or materially limiting the ability of the Company or Pharma to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Company or Pharma (other than limitations inherent in the scope of any license granted in any agreement between the Company or Pharma and any other Person);

            (iii)  all partnership, joint venture, shareholders' or other similar Contracts with any Person;

            (iv)  all Contracts relating to Indebtedness of the Company or Pharma (other than intracompany Indebtedness between the Company and Pharma);

            (v)   all Contracts with distributors, manufacturers, suppliers of raw materials or active ingredients or sales agencies;

            (vi)  all Contracts relating to (A) the future disposition or acquisition of any Assets and Properties, other than dispositions or acquisitions in the ordinary course of business, and (B) any merger or other business combination (other than this Agreement);

            (vii) all Contracts (other than this Agreement) that (A) limit or contain restrictions on the ability of the Company or Pharma to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or allow to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages, to engage in any merger or other business combination or to otherwise not operate in the ordinary course of business, or (B) require the Company or Pharma to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

            (viii) all other Contracts (other than Company Plans listed in Section 3.13 of the Company Disclosure Schedule) that (A) involve a binding payment or obligation, pursuant to the terms of any such Contract, by or to the Company or Pharma of more than $50,000 annually and (B) cannot be terminated within sixty (60) days after giving notice of termination without resulting in any material cost or penalty to the Company or Pharma; and

            (ix)  all Contracts pursuant to which Company Intellectual Property is licensed to or from the Company (other than Contracts including implied licenses in distribution and marketing agreements).

          (b)   Each Contract required to be disclosed in the Company Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or Pharma and, to the Knowledge of the Company, of each other party thereto; and except as disclosed in Section 3.18 of the Company Disclosure Schedule, neither the Company, Pharma nor, to the Knowledge of the Company, any other party to such Contract is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) in any material respect.

        3.19    Licenses.    Section 3.19 of the Company Disclosure Schedule contains a true and complete list of all Licenses used in and individually or in the aggregate with other such Licenses significant to the Business or Condition of the Company and all pending applications for any such Licenses ("Company Licenses"), setting forth the grantor, the grantee, the function and the expiration and renewal date of each. Except as disclosed in Section 3.19 of the Company Disclosure Schedule:

            (i)    the Company or Pharma owns or validly holds all Company Licenses;

            (ii)   each Company License is valid, binding and in full force and effect; and

            (iii)  to the Knowledge of the Company neither the Company nor Pharma is in default (or with the giving of notice or lapse of time or both, would be in default) under any Company License.

        3.20    Insurance.    Section 3.20 of the Company Disclosure Schedule contains a true and complete list of all material insurance policies currently in effect that insure the business, operations or employees of the Company or Pharma or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company or Pharma. Each such policy is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither the Company nor Pharma has received any notice of cancellation or termination in respect of any such policy or is in default thereunder in any material respect.

        3.21    Labor Relations.    Except as disclosed in Section 3.21 of the Company Disclosure Schedule, no employee of the Company or Pharma is currently a member of a collective bargaining unit and, to the Knowledge of the Company, there are no overtly threatened attempts to organize for collective bargaining purposes any employees of the Company or Pharma. There has been no work stoppage, strike or other concerted action by employees of the Company or Pharma which have materially adversely affected the Business or Condition of the Company.

        3.22    Environmental Matters.    Each of the Company and Pharma has obtained all material Licenses which are required under applicable Environmental Laws in connection with the conduct of the business or operations of the Company or Pharma, each of such Licenses is in full force and effect and each of the Company and Pharma is in compliance in all material respects with the terms and conditions of all such Licenses and with any applicable Environmental Law.

        3.23    Regulatory Matters.

          (a)   The Company Disclosure Schedule sets forth a complete and accurate list of (i) each investigational new drug application and the dates and type of all subsequent filings made by the Company or Pharma with the U.S. Food and Drug Administration (the "FDA") or any non-U.S. equivalents, (ii) each clinical trial protocol submitted by the Company or Pharma to the FDA or any non-U.S. equivalents and (iii) each new drug application and the dates and type of all subsequent filings made by the Company or Pharma pursuant to the Federal Food, Drug and Cosmetic Act, as amended ("FDCA"), or any non-U.S. equivalents.

          (b)   (i) Except as listed in Section 3.23 of the Company Disclosure Schedule, there are no lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by the FDA, the Department of Health and Human Services, the Center for Medicare and Medicaid Services, the U.S. Drug Enforcement Agency (the "DEA"), the U.S. Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any state or non-U.S. regulatory agency pending or, to the Knowledge of the Company, threatened against or relating to the Company or Pharma, or any product marketed by or under clinical investigation conducted by or on behalf of the Company or Pharma, (ii) there have been no product recalls or similar actions by the Company or Pharma, (iii) neither the Company nor Pharma nor any of their respective officers or employees nor, to the Knowledge of the Company, any of their agents has made an untrue statement of material fact or fraudulent statement to the FDA, the DEA or other regulatory agencies, including but not limited to those identified in Section 3.23(b)(i) or failed to disclose a material fact required to be disclosed to any of them, (iv) there are no unresolved reports, warning letters, inspections or other documents received from or issued to the Company or Pharma or, to the Knowledge of the Company, to any other Person by the FDA, the DEA or other regulatory agencies that indicate or suggest lack of compliance with applicable regulatory requirements by the Company, Pharma or, to the Knowledge of the Company, Persons providing services for the benefit of any of them, (v) as to each drug of the Company or Pharma for which a new drug application or abbreviated new drug application has been approved by the FDA or other regulatory agencies, the applicant and all persons performing operations covered by the application are in substantial compliance with 21 U.S.C. Section 355 or 357, 21 C.F.R. Part 314 or 430 et seq. (or non-U.S. equivalents), and all terms and conditions of the application, (vi) the Company and Pharma are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and, to the extent required, the Company or Pharma has obtained all material licenses from the DEA and is in substantial compliance with all such licenses and all applicable regulations promulgated by the DEA, (vii) to the Knowledge of the Company, all manufacturing operations conducted for the benefit of the Company or Pharma have been and are being conducted in substantial compliance with applicable current good manufacturing practice regulations, including those set forth in 21 C.F.R. Parts 210 and 211, (viii) neither the Company nor Pharma has received any written notice that the FDA, the DEA or other regulatory agencies have commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of the Company or Pharma or withdrawn advertising or sales promotion materials or commenced, or threatened to initiate, any action to enjoin production at any facility at which any product of the Company or Pharma is manufactured, (ix) as to each article of drug or consumer product currently manufactured and/or distributed by or on behalf of the Company or Pharma, such article is not adulterated or misbranded within the meaning of the FDCA, 21 U.S.C. Section 301 et seq., and all advertising and sales promotional materials or the Company or Pharma are otherwise in conformance with applicable regulations and FDA policies and guidelines, and (x) neither the Company nor Pharma nor, to the Knowledge of the Company, any of their respective officers, employees, agents, Affiliates, consultants or contractors has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335(a) or authorized by 21 U.S.C. Section 335a(b). To the Knowledge of the Company, the Company's and Pharma's contractors are in substantial compliance with all applicable laws and regulations and have secured all material licenses, renewals and quotas from the FDA and the DEA necessary to their operations.

          (c)   The Company has made available to Purchaser prior to the execution of the Original Agreement copies of all written communications to or from the FDA and the DEA, minutes of meetings and records of telephone and email contact relating specifically to the Company or Pharma or any of their products.

          (d)   To the Knowledge of the Company, the Merger and the transactions contemplated thereby will not limit in any significant manner any of the Company's or Pharma's regulatory rights or approvals.

        3.24    Products.

          (a)   Each of the products sold by the Company or Pharma: (i) is, and at all times up to and including the date of the Original Agreement has been, in compliance in all material respects with all applicable federal, state and local Laws; (ii) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms to any promises, representations, claims or affirmations of fact made on the container or label, made in promotional materials or contained on a website for such product or, to the Knowledge of the

  Company, otherwise in connection with its sale; and (iii) contains no material design or manufacturing defect.

          (b)   Neither the Company nor Pharma is aware of any facts which could reasonably be expected to cause (i) the withdrawal or recall of any product sold or intended to be sold by the Company or Pharma, (ii) a change in the marketing classification, labeling or promotional materials of any such product, (iii) a termination or suspension of marketing of any such product or (iv) any adverse events or safety concerns not already disclosed that could have an impact on the ability to market any such product. There are no claims pending nor, to the Knowledge of the Company, threatened against the Company or Pharma with respect to the quality of or absence of defects in such products, nor to the Knowledge of the Company are there any facts relating to the quality of or absence of defects in such products which, if known by a potential claimant or Governmental or Regulatory Authority, could reasonably be expected to give rise to a claim or proceeding. To the Knowledge of the Company, no supplier of a raw material or active ingredient required for the manufacture of a product of the Company or Pharma for which there is not a permissible replacement obtainable under commercially reasonable terms, including timing of such replacement to ensure uninterrupted supply of finished product, has indicated that it will not continue to supply such raw material on terms consistent with those on the date of the Original Agreement.

          (c)   To the Knowledge of the Company, its foreign marketing partners for Busulfex, Pierre Fabre in Europe and Kirin Pharmaceuticals in Japan, have secured all permits, approvals or licenses to market such products in the territories in which each currently markets such products, and are in compliance with all applicable laws, regulations and requirements with respect to the marketing of the product.

          (d)   For the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (the "Return Target Period"), the aggregate actual (i) returns under the Company Returns Policy in effect as of the date of the Original Agreement, (ii) rebates, (iii) Medicaid reimbursements or refunds, and (iv) federal medicare reimbursements or refunds (collectively, the "Returns") with respect to products sold by the Company or Pharma prior to the Closing Date ("Total Returns") will not exceed nine percent (9%) (the "Return Target") of gross sales generated by the Company and Pharma during the one year period prior to the Closing Date ("Gross Sales"). For purposes of calculating Total Returns, Purchaser will apply the same policies as the Company's policies with respect to Returns and will apply such policies (for this purpose) in good faith and in a manner consistent with the manner in which the Company administered such policies immediately prior to the Closing, including without limitation, by not encouraging, or by taking actions that could reasonably be expected to encourage, Returns. Gross Sales shall not include any sales of Retavase, if such product is acquired prior to the Closing Date. Total Returns shall not include any returns of Retavase, if such product is acquired prior to the Closing Date.

          (e)   Section 3.24 of the Company Disclosure Schedule sets forth (i) a summary dated January 4, 2005 of inventory levels for the top four (4) wholesalers of the Company and Pharma, as previously furnished to Purchaser and (ii) a summary of the physical inventory conducted as of January 14, 2005 of the Company's inventory at ICS.

        3.25    Marketing Practices.    The Company's operations and commercial products and those of Pharma have at all times conformed in all material respects to the Code of Marketing Practices of the Pharmaceutical Research and Manufacturing Association (PhRMA).

        3.26    Affiliate Transactions.    Except as disclosed in Section 3.26 of the Company Disclosure Schedule, (a) there is no Indebtedness between the Company or Pharma, on the one hand, and any stockholder of the Company or any Affiliate thereof (other than the Company or Pharma), on the other, (b) none of such stockholders or Affiliates provides or causes to be provided any assets, services or facilities to the Company or Pharma pursuant to any Contract which are individually or in the aggregate material to the Business or Condition of the Company, and (c) neither the Company nor Pharma provides or causes to be provided any assets, services or facilities to any such stockholders or Affiliates which are individually or in the aggregate material to the Business or Condition of the Company. Except as disclosed Section 3.26 of in the Company Disclosure Schedule, each of the Liabilities and transactions listed in the Company Disclosure Schedule in respect of this Section was incurred or engaged in, as the case may be, on an arm's-length basis. Section 3.26 of the Company Disclosure Schedule lists all transactions that would be required to be disclosed under paragraphs (a),(b) or (c) of Item 404 of Regulation S-K promulgated by the SEC if the Company were required to comply with such disclosure requirement.

        3.27    Brokers.    Except for SG Cowen Securities Corporation and Citigroup Global Markets, Inc., whose fees, commissions and expenses are the sole responsibility of the Company, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by or on behalf of the Company and the Contributing Stockholders directly with Purchaser without the intervention of any Person in such manner as to give rise to any valid claim by any Person against Purchaser, the Company or Pharma for a finder's fee, brokerage commission or similar payment as a result of actions taken by or on behalf of the Company or any Contributing Stockholder.

        3.28    Retavase® Acquisition.    The Company and Pharma has provided to Purchaser any material information in their possession regarding their proposed acquisition of the Retavase® Assets.

        3.29    Net Debt.    As of the Closing Date, the aggregate amount of the Credit Agreement Payments less the amount of cash on the balance sheet of the Company ("Closing Net Debt") shall not exceed $14,000,000.

        3.30    Government Contracts.

          (a)   The Company has not, in obtaining or performing any Contract with any Governmental or Regulatory Authority, violated (i) the Truth in Negotiations Act of 1962, as amended, (ii) the Service Contract Act of 1963, as amended, (iii) the Contract Disputes Act of 1978, as amended, (iv) the Office of Federal Procurement Policy Act, as amended, (v) the Federal Acquisition Regulations or any applicable agency supplement thereto, (vi) the Cost Accounting Standards, (vii) the Defense Industrial Security Manual (DOD 5220.22-M), or (viii) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations.

          (b)   Neither the Company nor any of its employees (during their employment with the Company) has been debarred or suspended from doing business with any Governmental or Regulatory Authority, and, to the Knowledge of the Company, no circumstances exist that could reasonably be expected to warrant the debarment or suspension of the Company or any such employee of the Company.

          (c)   To the Knowledge of the Company, there are not and have not been any irregularities, misstatements or omissions relating to any Contract with any Governmental or Regulatory Authority or bid to obtain business with any Governmental or Regulatory Authority that have led to or could reasonably be expected to lead to (i) a finding of defective pricing, or (ii) the disallowance of any costs submitted for payment by the Company.

          (d)   The Company has not undergone any audit, and to the Knowledge of the Company, there is no basis for any impending audit, arising under or relating to any Contract with any

  Governmental or Regulatory Authority (other than normal routine audits conducted in the ordinary course of business).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

        Purchaser and Merger Sub hereby represent and warrant to the Company and the Contributing Stockholder as follows:

        4.01    Corporate Existence.    Purchaser is a corporation validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a corporation validly existing and in good standing under the Laws of the State of Delaware. Purchaser and Merger Sub each has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

        4.02    Authority.    The execution and delivery by Purchaser and Merger Sub of this Agreement, and the performance by each of its obligations hereunder, have been duly and validly authorized by the Board of Directors of Purchaser and Merger Sub and by Purchase as the sole stockholder of Merger Sub, no other corporate action on the part of Purchaser or Merger Sub or their respective stockholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and constitutes a legal, valid and binding obligation of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms.

        4.03    No Conflicts.    The execution and delivery by Purchaser and Merger Sub of this Agreement do not, and the performance by Purchaser and Merger Sub of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

          (a)   conflict with or result in a violation or breach of any of the terms, conditions or provisions of the corporate organizational documents of Purchaser or Merger Sub;

          (b)   conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or Merger Sub or any of their respective Assets and Properties; or

          (c)   (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser or Merger Sub to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon Purchaser or Merger Sub or any of their respective Assets or Properties under, any Contract or License to which Purchaser or Merger Sub is a party or by which any of their respective Assets and Properties is bound.

        4.04    Governmental Approvals and Filings.    Except for the filing of the Certificate of Merger with the Secretary of State and a premerger notification report by Purchaser under the HSR Act, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser or Merger Sub is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

        4.05    Legal Proceedings.    There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its subsidiaries or any of their respective Assets and Properties as of the date of the Original Agreement which, individually or in the aggregate, could reasonably be expected to (a) result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or (b) have a material adverse effect on Purchaser and its subsidiaries taken as a whole.

        4.06    Capital Stock.    The authorized capital stock of Purchaser consists solely of 260,000,000 shares of Purchaser Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share ("Purchaser Preferred Stock"). As of January 18, 2005, 95,935,314 shares of Purchaser Common Stock were issued and outstanding and no shares were held in the treasury of Purchaser. As of the date of the Original Agreement, no shares of Purchaser Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Purchaser Common Stock are, and the shares of Purchaser Common Stock issuable in the Merger will be, upon issuance in accordance with the terms specified in this Agreement, duly authorized, validly issued, fully paid and nonassessable. As of January 18, 2005, there were outstanding Options obligating Purchaser to issue 27,774,536 shares of Purchaser Common Stock, excluding shares issuable under the Company's 1993 Employee Stock Purchase Plan, as amended, under which 814,806 shares were reserved and available for issuance as of January 18, 2005.

        4.07    SEC Reports and Financial Statements.    Each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by Purchaser or any of its subsidiaries with the SEC since December 31, 2001 (as such documents have since the time of their filing been amended or supplemented, the "Purchaser SEC Reports"), which are all the documents (other than preliminary material) that Purchaser and its subsidiaries were required to file with the SEC since such date, (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Purchaser SEC Reports (the "Purchaser Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to Purchaser and its subsidiaries taken as a whole)) in all material respects the consolidated financial position of Purchaser and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

        4.08    Absence of Certain Changes or Events.    Except as disclosed in the Purchaser SEC Reports filed prior to the date of the Original Agreement, since September 30, 2004 there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on Purchaser and its subsidiaries taken as a whole.

        4.09    Absence of Undisclosed Liabilities.    Except for matters reflected or reserved against in the balance sheet for the period ended September 30, 2004 included in the Purchaser Financial Statements, neither Purchaser nor any of its subsidiaries had at such date, or has incurred since that date, any Liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of Purchaser and its consolidated subsidiaries (including the notes thereto), except Liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to Purchaser and its subsidiaries taken as a whole.

        4.10    Internal Controls.    Purchaser and its subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of Purchaser's financial reporting. Purchaser (a) has, based on its most recent evaluation of such disclosure controls and procedures prior to the date of the Original Agreement, designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Purchaser in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to Purchaser's management as appropriate to allow timely decisions regarding required disclosure and (b) has disclosed to Purchaser's auditors and the audit committee of Purchaser's board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Purchaser's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser's internal controls over financial reporting.

        4.11    State Takeover Laws.    Purchaser's board of directors has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions any "takeover" or "interested stockholder" law applicable to the transactions contemplated by this Agreement.

        4.12    Acquisition for Investment; Receipt of Information.    The Shares are being acquired in the Merger for the account of Purchaser and Merger Sub for the purpose of investment and without a view to the sale or distribution thereof in violation of the Securities Act or applicable state securities or blue sky Laws. Each of Purchaser and Merger Sub is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

        4.13    Financing.    Purchaser has sufficient cash and/or available credit facilities to make all cash payments contemplated by Section 2.01(c) and Section 2.02(b) and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

        4.14    Merger Sub.    Merger Sub has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub does not have any subsidiaries.

        4.15    Brokers.    Except for Lazard Frères & Co., LLC, whose fees, commissions and expenses are the sole responsibility of Purchaser, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by or on behalf of Purchaser and Merger Sub directly with the Company and the Contributing Stockholders without the intervention of any Person in such manner as to give rise to any valid claim by any Person against any of the Contributing Stockholders, the Company or Pharma for a finder's fee, brokerage commission or similar payment as a result of any action taken by or on behalf of Purchaser or Merger Sub.

ARTICLE V
COVENANTS OF THE COMPANY

        The Company covenants and agrees with Purchaser that, at all times from and after the date of the Original Agreement until the Closing, the Company will comply with all covenants and provisions of this Article V, except to the extent Purchaser may otherwise consent in writing, which consent shall not be unreasonably withheld or delayed.

        5.01    Regulatory and Other Approvals.    The Company will as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of the Company or Pharma to consummate the transactions contemplated hereby, including without limitation those described in the Company Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other

Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Purchaser in connection with the performance of its obligations under Sections 6.01 and 6.02. The Company will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

        5.02    HSR Filings.    In addition to and not in limitation of the Company's covenants contained in Section 5.01, the Company will (a) take promptly all actions necessary to make the filings required of the Company under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by the Company or its Affiliates from the Federal Trade Commission or the Antitrust Division of the DOJ pursuant to the HSR Act and (c) cooperate with Purchaser in connection with Purchaser's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the FTC or the Antitrust Division of the DOJ or state attorneys general.

        5.03    Investigation by Purchaser.    The Company will (a) provide Purchaser and its officers, employees and Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and Pharma and their Assets and Properties and Books and Records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and Pharma, and (b) furnish Purchaser with all such information and data (including without limitation copies of Contracts, Benefit Plans and other Books and Records) concerning the business and operations of the Company and Pharma as Purchaser reasonably may request in connection with such investigation, except to the extent that furnishing any such information or data would violate any Law, Order, Contract or License applicable to the Company or Pharma or by which any of their respective Assets and Properties is bound. No information or knowledge obtained in any investigation pursuant to this Section 5.03 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

        5.04    No Solicitations.    The Company will not take, nor permit any of its Affiliates (or authorize or permit any Representative) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Company or Pharma or permitting access to the Assets and Properties and Books and Records of the Company or Pharma) any offer or inquiry from any Person concerning an Acquisition Proposal.

        5.05    Conduct of Business.    The Company and Pharma will conduct business only in the ordinary course. Without limiting the generality of the foregoing, the Company and Pharma will use commercially reasonable efforts, to the extent the officers of the Company believe such action to be in best interests of the Company and Pharma, to (a) preserve intact the present business organization and reputation of the Company and Pharma in all material respects, (b) keep available (subject to dismissals and retirements in the ordinary course of business) the services of the key officers and employees of the Company and Pharma, (c) maintain the Assets and Properties of the Company and Pharma in working order and condition consistent with past custom and practice, ordinary wear and tear excepted, and (d) maintain the good will of key customers, suppliers and lenders and other Persons with whom the Company or Pharma otherwise has significant business relationships.

        5.06    Financial Statements and Reports.    (a) As promptly as practicable after the date of the Original Agreement, the Company will deliver to Purchaser true and complete copies of the audited consolidated balance sheet, and the related audited consolidated statements of operations, stockholders' equity and cash flows, of the Company and its consolidated Subsidiaries as of and for the year ended

December 31, 2004, together with the notes, if any, relating thereto and a true and correct copy of the report on such audited information by Ernst & Young LLP, independent auditors.

          (b)   As promptly as practicable, the Company will deliver to Purchaser true and complete copies of such other regularly-prepared financial statements as may be prepared by the Company or Pharma consistent with prior custom and practice.

        5.07    Certain Restrictions.    The Company and Pharma will refrain from:

          (a)   amending their organizational documents or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such corporation;

          (b)   authorizing, issuing, selling or otherwise disposing of any shares of capital stock of, or any Option with respect to, the Company or Pharma (other than the issuance of shares upon the exercise of Company Options outstanding as of the date of the Original Agreement, or as otherwise approved by Purchaser, such consent not to be unreasonably withheld or delayed), or modifying or amending any right of any holder of outstanding shares of capital stock of, or any Option with respect to, the Company or Pharma;

          (c)   (i) declaring, setting aside or paying any dividend or other distribution in respect of, the capital stock of the Company or Pharma (other than the accrual of dividends in respect of the Series A Stock and the Series B Stock in accordance with their terms) or (ii) directly or indirectly redeeming, purchasing or otherwise acquiring any capital stock of, or any Option with respect to, the Company or Pharma, except as may be required pursuant to the terms of any Contract with any employee of the Company or Pharma;

          (d)   acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on, any Assets and Properties individually or in the aggregate material to the Business or Condition of the Company;

          (e)   entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Contract or License material to the Business or Condition of the Company;

          (f)    (i) voluntarily incurring Indebtedness (other than pursuant to the Credit Agreement as in effect on the date of the Original Agreement) in an aggregate principal amount exceeding $10,000 (net of any amounts of Indebtedness discharged during such period), or (ii) purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right under, any Indebtedness other than repayments (including by reason of mandatory prepayments) of amounts borrowed under the revolving credit facility provided under the Credit Agreement (in either case other than intracompany Indebtedness between the Company and Pharma);

          (g)   engaging with any Person in any merger or other business combination;

          (h)   making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $10,000, except as may be required by Law;

          (i)    except to the extent required by applicable Law, GAAP or reasonably and in good faith believed by the officers of the Company to be in the best interests of the Company and Pharma, making any material change in (A) any investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy, or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes;

          (j)    making any change in its fiscal year;

          (k)   agreeing or consenting to any material agreements or modifications of material existing agreements with any Government or Regulatory Authority in respect of the operation of the business of the Company or Pharma, except where following discussion with the relevant authority such agreements or modifications are imposed upon the Company or Pharma;

          (l)    making any further sale or distribution of Declomycin without the prior approval of Purchaser, which approval shall not be unreasonably withheld or delayed; or

          (m)  entering into any Contract, including without limitation, the Retavase® Purchase Agreement, to do or engage in any of the foregoing.

        5.08    Employee Matters.    Except as may be required by Law, the Company and Pharma will refrain from:

          (a)   making any increase in the salary, wages or other compensation of any officer or employee of the Company or Pharma; provided that nothing contained herein shall prohibit the Company or Pharma from granting such increases to employees who are not officers of the Company or Pharma which are consistent with the prior practice and policy of the Company and Pharma;

          (b)   adopting, entering into or becoming bound by any Benefit Plan, employment-related Contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely) any Company Plan, employment-related Contract or collective bargaining agreement; or

          (c)   establishing or modifying any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Company Plan, employment-related Contract or other employee compensation arrangement or (ii) salary ranges, increase guidelines or similar provisions in respect of any Company Plan, employment-related Contract or other employee compensation arrangement, except for published salary information.

        The Company and Pharma will administer each Company Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other applicable Laws. The Company will promptly notify Purchaser in writing of any receipt by the Company or Pharma (and furnish Purchaser with copies) of any notice of investigation or administrative proceeding by the IRS, Department of Labor, PBGC or other Person involving any Company Plan.

        5.09    Delivery of Certificates.    Prior to the Closing, the Company shall use its reasonable best efforts to cause owners of Shares who are not Contributing Stockholders to deliver Certificates representing such Shares to the Stockholders' Agent for delivery at the Closing as contemplated by Section 2.01(d).

        5.10    Supplemental Disclosure.    The Company shall have the right from time to time prior to the Closing to supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date of the Original Agreement, would have been required to be set forth or described in the Company Disclosure Schedule; provided that no such supplemental or amended disclosure shall be deemed to cure any breach of any representation or warranty made in this Agreement for purposes of determining whether or not the condition set forth in Section 7.01 has been satisfied.

        5.11    Stockholder Approval.    As soon as practicable following the date of the Original Agreement, the Company will use its commercially reasonable efforts to subject a sufficient amount of compensation payments tentatively payable to "disqualified individuals" (as defined in Code Section 280G (c)) to a stockholder vote, in accordance with and subject to Code Section 280G(b)(5)(A)(ii) and (B) and the regulations promulgated thereunder, such that, after such vote is conducted, no compensation payment received by any "disqualified individual" (as defined in Code Section 280G(c)) under any Contracts to which the Company or Pharma is a party, separately or in the aggregate, will be treated as a "parachute payment" (as defined in Code Section 280G(b)(2)(A)) as a result of the consummation of the transactions contemplated hereby (the "280G Approvals").

        5.12    Fulfillment of Conditions.    The Company will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Purchaser contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

        5.13    Covenant Regarding Retavase® Purchase Agreement.    The Company and Pharma will use their reasonable good faith efforts necessary to consummate the transactions contemplated by the Retavase® Purchase Agreement; provided that any changes or modifications to the Retavase® Purchase Agreement must be approved in advance by Purchaser, such approval not to be unreasonably withheld or delayed.

ARTICLE VI
COVENANTS OF PURCHASER

        6.01    Regulatory and Other Approvals.    Purchaser will as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to the Company and Pharma in connection with the performance of their obligations under Sections 5.01 and 5.02. Purchaser will provide prompt notification to the Company when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise the Company of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

        6.02    HSR Filings.    In addition to and without limiting Purchaser's covenants contained in Section 6.01, Purchaser will (a) take promptly all actions necessary to make the filings required of Purchaser or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or the Antitrust Division of the DOJ pursuant to the HSR Act and (c) cooperate with the Company in connection with the Company's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the FTC or the Antitrust Division of the DOJ or state attorneys general.

        6.03    Employee Matters.

          (a)   During the period from the Closing Date until the end of the first anniversary of the Closing Date, the aggregate target cash compensation of each of each of the individuals referenced in Section 7.10 who accepts an offer of employment from Purchaser shall be at least equal to such individual's targeted cash compensation on the date of the Original Agreement (for this purpose, target compensation payable by Purchaser includes salary and all targeted bonuses including retention bonuses and existing target compensation at the Company means 2005 salary and actual 2004 performance bonus paid), provided that with respect to all individuals who receive incentive sales based compensation: (i) base compensation shall be at least equal to base compensation as of the date of the Original Agreement, and (ii) the Company's 2005 sales incentive compensation program will be maintained (with such modifications as may be made to include additional products within such sales incentive structure). In addition, all individuals who accept an offer of employment with Purchaser will be eligible to participate in Purchaser's retention program as summarized in the side letter referenced in Section 7.10.

          (b)   This Section is not intended to be a benefit enforceable by any one individual employee, and, subject to the terms of any Contracts with employees or former employees disclosed in the Company Disclosure Schedule or entered into pursuant to the terms of this Agreement, individual salaries may be increased or decreased and no covenant is hereby made with respect to continued employment for any period. After the Closing Date, except as otherwise expressly provided in this Agreement or in a Contract to which such employee or former employee of the Company or Pharma is a party, all the former employees of the Company and Pharma who become employees of Purchaser or any of its Affiliates shall participate in the employee pension, health and welfare plans sponsored by Purchaser to the same extent as similarly situated Purchaser employees participate.

          (c)   Purchaser agrees to accept rollovers from participants in the Company's 401(k) Plan in the form of promissory notes.

        6.04    Severance Policy and Other Agreements.

          (a)   Purchaser shall maintain or cause to be maintained in effect the severance policy of the Company and Pharma as disclosed to Purchaser for a period of six (6) months from the Effective Time with respect to employees of the Company or Pharma who become employees of Purchaser and its Affiliates immediately following the Effective Time.

          (b)   Following the Closing, Purchaser shall honor or cause its Affiliates to honor all severance agreements and employment Contracts with the directors, officers and employees of the Company and Pharma as disclosed in the Company Disclosure Schedule and as in effect immediately prior to the Closing Date.

        6.05    Prior Service.    Following the Closing, Purchaser will, and it will cause its Affiliates to, (a) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the individuals who at the Closing Date were employed by the Company or Pharma and who continue to be employed by Purchaser or any of its Affiliates after the Closing, under any pension, health or welfare plan of Purchaser or any of its Affiliates in which such employees are eligible to participate after the Closing, (b) provide each such employee with credit for any co-payments and deductibles paid prior to the Closing in satisfying any applicable deductible or out-of-pocket requirements under any pension, health or welfare plans of Purchaser or any of its Affiliates in which such employee is eligible to participate after the Closing to the extent such deductible or out-of-pocket requirements were incurred in the calendar year or plan year in which such employee becomes eligible to participate in the pension, health or welfare plans maintained by Purchaser or any of its Affiliates, and (c) provide each such employee with credit for all service with the Company and Pharma under each pension, health or welfare plan of Purchaser and its Affiliates in which such employee is eligible to participate after the Closing for vesting, eligibility and benefit and contribution calculation purposes; provided, however, that in no event shall such employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

        6.06    Directors' and Officers' Indemnification and Insurance.

          (a)   From and after the Closing and until the sixth anniversary thereof and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, Purchaser shall, and shall cause the Company and Pharma to, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of the Original Agreement or who becomes prior to the Closing, a director or officer of the Company or Pharma

  (the "Indemnified Agents") against (i) all losses, claims, damages, costs and expenses (including reasonable attorneys' fees), Liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to or after the Closing) that is based on, or arises out of, the fact that such Indemnified Agent is or was a director or officer of the Company or Pharma and relates to or arises out of any action or omission occurring at or prior to the Closing ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers, as the case may be; provided that the Purchaser shall not be liable for any settlement of any claim effected without its written consent; and provided, further, that the Purchaser shall not be liable for any Indemnified Liabilities which occur as a result of the gross negligence or willful misconduct of any Indemnified Agent. Any Indemnified Agent wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Purchaser, but the failure so to notify the Purchaser shall not relieve the Purchaser from any liability which it may have under this paragraph except to the extent such failure prejudices the Purchaser. The Indemnified Agents as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Agents, in which case the Indemnified Agents may retain more than one law firm.

          (b)   Except to the extent required by Law, until the sixth anniversary of the Closing, Purchaser will not take any action so as to amend, modify or repeal the provisions for indemnification of directors, officers or employees contained in the organizational documents of the Company or Pharma (which as of the Closing shall be no more favorable to such individuals than those maintained by the Company and Pharma on the date of the Original Agreement) in such a manner as would adversely affect the rights of any individual who shall have served as a director, officer or employee of the Company or Pharma prior to the Closing to be indemnified by such corporations in respect of their serving in such capacities at or prior to the Closing.

          (c)   Purchaser shall, until the sixth anniversary of the Closing and for so long thereafter as any claim for insurance coverage asserted on or prior to such date has not been fully adjudicated, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and Pharma as of the Closing, or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties, with respect to claims arising from facts or events that occurred on or prior to the Closing; provided that in no event shall Purchaser be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph any amount per annum in excess of two hundred percent (200%) of the aggregate premiums payable by the Company and Pharma in the current policy year (on an annualized basis) allocable to the directors' and officers' liability insurance portion of such policies for such purpose, but in such case the Purchaser shall purchase as much coverage as reasonably practicable for such maximum amount.

          (d)   The provisions of this Section 6.06 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Agent, his or her heirs and his or her legal representatives and are in addition to any other rights to indemnification that such Person may have by Contract or otherwise.

        6.07    Company 401(k) Plan.    Unless Purchaser and the Company agree otherwise in writing, the board of directors of the Company shall adopt resolutions terminating, effective at least two (2) days prior to the Closing Date, any Benefit Plan which is intended to meet the requirements of Section 401(k) of the Code (each such Benefit Plan, a "401(k) Plan"). At the Closing, the Company shall provide Purchaser (i) executed resolutions of the board of directors of the Company authorizing such termination and (ii) if required, an executed amendment to each such 401(k) Plan intended to assure compliance with all applicable requirements of the Code and regulations thereunder.

        6.08    Listing of Stock.    Purchaser shall cause all shares of Purchaser Common Stock issuable in the Merger (including the Escrow Shares) to be listed prior to such issuance, subject only to official notice of issuance, on the principal national securities exchange on which such shares of Purchaser Common Stock are listed or traded.

        6.09    Registration of Shares.

          (a)   Purchaser shall use its reasonable commercial efforts to cause the Registrable Securities to be registered under the Securities Act so as to permit the resale thereof under any available method (other than an underwritten offering), and in connection therewith shall use its commercially reasonable efforts to prepare and file a registration statement (the "Registration Statement") with the SEC with respect to the Registrable Securities as soon as practicable, and in any event within thirty (30) days after the date of the Original Agreement, and shall use its commercially reasonable efforts to cause the Registration Statement to become effective prior to the Effective Time, or if it is impracticable to do so using commercially reasonable efforts, then Purchaser shall continue to use such commercially reasonable efforts after the Effective Time until the Registration Statement is declared effective by the SEC; provided, however, that each Contributing Stockholder who will receive shares of Purchaser Common Stock in the Merger (each a "Holder" and, collectively, the "Holders") shall provide all such information and materials to Purchaser and take all such action as may be required in order to permit Purchaser to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such Registration Statement. Such provision of information and materials is a condition precedent to the obligations of Purchaser pursuant to this Section 6.09. In the event the Registration Statement is not declared effective on or before March 31, 2005, Purchaser shall pay to the Contributing Stockholders the amount of $25,000.00, as liquidated damages and not as a penalty, for each Trading Day after March 31, 2005 that the Registration Statement is not declared effective by the SEC through and including the date on which the Registration Statement is declared effective by the SEC. The liquidated damages payable pursuant to the preceding sentence will become due and payable on the Business Day immediately following the date on which the Registration Statement is declared effective by the SEC and shall be payable by wire transfer of immediately available funds to the account designated by the Stockholders' Agent for the benefit of the Contributing Stockholders. Purchaser shall not be required to effect more than one (1) registration under this Section 6.09.

          (b)   Purchaser shall: (i) prepare and file with the SEC the Registration Statement in accordance with Section 6.09(a) with respect to the Registrable Securities (which one legal counsel acting for the Holders shall be given a reasonable opportunity to review and comment on (which comments shall be considered in good faith) prior to its filing) and shall use all commercially reasonable efforts to cause the Registration Statement to remain effective for a period ending on the date all of the Registrable Securities may be sold under Rule 144 in one three-month period (assuming compliance by the Holders with the provisions thereof); (ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary, and comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities until the termination of effectiveness of the Registration Statement; (iii) for so long as Purchaser is required to cause the Registration Statement to remain effective, furnish to each Holder such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus) as required by the Securities Act, and such other documents as each Holder may reasonably request in order to effect the offering and sale of the Registrable Securities to be offered and sold; (iv) promptly notify Stockholders' Agent: when the Registration Statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective, of any written request by the SEC for amendments or supplements to the Registration Statement or prospectus, and of the notification to Purchaser by the SEC of its initiation of any proceeding with respect to the issuance, or of the issuance, by the SEC of any stop order suspending the effectiveness of the Registration Statement; (v) use its commercially reasonable efforts to register or qualify all Registrable Securities under such other securities or blue sky laws of such jurisdictions as Stockholders' Agent shall reasonably request, to keep such registration or qualification in effect for so long as the Registration Statement remain in effect, and take any other action which may be reasonably necessary or advisable to enable the Holders to consummate the disposition in such jurisdictions of their Registrable Securities, except that Purchaser shall not for any such purpose be required (x) to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (v) be obligated to be so qualified, (y) to subject itself to taxation in any such jurisdiction or (z) to consent to general service of process in any such jurisdiction; (vi) notify Stockholders' Agent at any time when a prospectus relating to the Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at the request of Stockholders' Agent promptly prepare and furnish to Stockholders' Agent a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (vii) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC.

          (c)   Notwithstanding any other provision of this Section 6.09, Purchaser shall have the right at any time to require that all Holders suspend open market offers and sales of Registrable Securities pursuant to the Registration Statement whenever, and for so long as, in the reasonable, good-faith judgment of Purchaser after consultation with counsel, there is in existence material undisclosed information or events with respect to Purchaser the disclosure of which at such time would be materially detrimental to Purchaser (the "Suspension Right"). In the event Purchaser exercises the Suspension Right, such suspension will continue for the period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to Purchaser or until such time as the information or event is no longer material, whichever is the first to occur, each as reasonably determined in good faith by Purchaser after consultation with counsel. Notwithstanding the foregoing, the periods during which Purchaser may exercise its Suspension Right shall be limited in the following manner: (i) Purchaser shall not exercise the Suspension Right during the forty-five (45) calendar days immediately following the date on which the Registration Statement is declared effective by the SEC, (ii) Purchaser shall not exercise a Suspension Right less than sixty (60) calendar days after termination of its most recent exercise of a Suspension Right and (iii) Purchaser shall not exercise its Suspension Right more than a total of four (4) times, two (2) times for a period not to exceed thirty (30) calendar days each and two (2) times for a period not to exceed fifteen (15) calendar days each. Purchaser will promptly give the Stockholders' Agent notice, in a writing signed by an executive officer of Purchaser, of any such suspension (the "Suspension Notice"). Purchaser shall notify the Stockholders' Agent promptly upon termination of the suspension (the "Resumption Notice"). Upon receipt of either a Suspension Notice or Resumption Notice, the Stockholders' Agent shall immediately notify each Holder concerning the status of the Registration Statement.

          (d)   Purchaser shall promptly pay (including upon presentation of invoices therefore submitted by or on behalf of any Holder) all Registration Expenses incurred in connection with any registration and sale of Registrable Securities pursuant to this Section 6.09.

          (e)   To the fullest extent permitted by Law, Purchaser will indemnify, defend, protect and hold harmless each selling Holder, each underwriter of Registrable Securities being sold pursuant to this Section 6.09, each Person, if any, who controls any such Holder or underwriter within the meaning of the Securities Act or the Exchange Act and their respective Affiliates, officers, directors, partners, successors and assigns (each a "Holder Indemnitee"), against all actions, claims, losses, damages, liabilities and expenses to which they or any of them become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise and, except as hereinafter provided, will promptly reimburse each Holder Indemnitee for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in any liability, insofar as such actions, claims, losses, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of material fact in the Registration Statement and any related prospectus, or any post-effective amendment thereto or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Purchaser of any rule or regulation promulgated under the Securities Act, the Exchange Act or any Law applicable to Purchaser and relating to action or inaction required of Purchaser in connection with such registration; provided, however, that Purchaser shall not be liable to any such Holder Indemnitee in respect of any actions, claims, losses, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement, or omission or alleged omission, made in reliance upon and in conformity with information furnished in writing to Purchaser by such Holder Indemnitee specifically for use in connection with the Registration Statement and prospectus or post-effective amendment.

          (f)    To the fullest extent permitted by Law, each selling Holder of Registrable Securities will indemnify Purchaser, each Person, if any, who controls Purchaser within the meaning of the Securities Act or the Exchange Act, each underwriter of Registrable Securities and their respective Affiliates, officers, directors, partners, successors and assigns (each a "Purchaser Indemnitee") against any actions, claims, losses, damages, liabilities and expenses to which they or any of them may become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will promptly reimburse each Purchaser Indemnitee for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in any liability, insofar as such actions, claims, losses, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact in the Registration Statement and any related prospectus or any post-effective amendment thereto, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, which untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished in writing to Purchaser by such Holder or underwriter specifically for use in connection with the Registration Statement, prospectus or post-effective amendment; provided, however, that the obligations of each such selling Holder hereunder shall be limited to an amount equal to the net proceeds to such Holder from the sale of such Holder's Registrable Securities.

          (g)   Each person entitled to indemnification under this Section 6.09 (an "Indemnified Person") shall give notice to the party required to provide indemnification (the "Indemnifying Person") promptly after such Indemnified Person has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Person to assume the defense of any such claim and any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Person who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Indemnified Person (whose approval shall not unreasonably be withheld or delayed), and the Indemnified Person may participate in such defense at such party's expense (unless the Indemnified Person has reasonably concluded that there may be a conflict of interest between the Indemnifying Person and the Indemnified Person in such action, in which case the fees and expenses of counsel for the Indemnified Person shall be at the expense of the Indemnifying Person); and provided, further, that the failure of any Indemnified Person to give notice as provided herein shall not relieve the Indemnifying Person of its obligations under this Section 6.09 except to the extent that the Indemnifying Person is materially prejudiced thereby. No Indemnifying Person, in the defense of any such claim or litigation, shall (except with the consent of each Indemnified Person) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect to such claim or litigation. Each Indemnified Person shall furnish such information regarding itself or the claim in question as an Indemnifying Person may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

          (h)   In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which indemnification pursuant to this Section 6.09 is unavailable or insufficient to hold harmless an Indemnified Person in respect of obligations otherwise indemnifiable under this Section 6.09, Purchaser and such Holder shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of Purchaser on the one hand and the Holder on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations or, if the allocation provided herein is not permitted by applicable Law, in such proportion as shall be permitted by applicable Law to reflect as nearly as possible the allocation provided herein. The relative fault of Purchaser on the one hand and of any Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by Purchaser on the one hand or by such Holder on the other, and each party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in any such case (i) no Holder will be required to contribute any amount in excess of the net proceeds received by such Holder from the sale of Registrable Securities pursuant to the Registration Statement; and (ii) no Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

          (i)    In the event that the Registration Statement is for any reason not in effect during the period specified in Section 6.09(b), Purchaser will file reports in compliance with the Exchange Act, will comply with all rules and regulations of the SEC applicable in connection with the use of Rule 144 and will take such other actions and furnish the Holders with such other information as legal counsel to the Holders may reasonably request to the extent necessary to permit the Holders to sell the Registrable Securities pursuant to Rule 144.

          (j)    Purchaser represents and warrants to the Holders that there is not in effect on the date of the Original Agreement any agreement by Purchaser pursuant to which any holders of securities of Purchaser have a right to cause Purchaser to register or qualify their securities under the Securities Act or any securities or blue sky laws of any jurisdiction that would conflict or be materially inconsistent with any provision of this Section 6.09. Purchaser shall not hereafter enter into any agreement with the holders of any securities issued or to be issued by Purchaser to register or qualify their securities under the Securities Act or any securities or blue sky laws of any jurisdiction in a manner that would conflict or be inconsistent with any provision of this Section 6.09.

        6.10    Fulfillment of Conditions.    Purchaser will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of the Company contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF PURCHASER AND MERGER SUB

        The obligations of Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

        7.01    Representations and Warranties.    The representations and warranties made by the Company and the Contributing Stockholders in this Agreement, taken as a whole, shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date), except for any such breaches which, individually or in the aggregate, could not reasonably be expected to be materially adverse to the Business or Condition of the Company or to the Company's ability to consummate the transactions contemplated hereby.

        7.02    Performance.    The Company shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by the Company at or before the Closing.

        7.03    Bring-Down Certificate.    The Company shall have delivered to Purchaser a certificate, dated the Closing Date and executed in the name and on behalf of the Company by a duly authorized officer of the Company, in a form reasonably acceptable to Purchaser and to the effect of Sections 7.01 and 7.02.

        7.04    Orders and Laws.    There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

        7.05    Regulatory Consents and Approvals.    All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and the Company to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act, shall have occurred.

        7.06    Third Party Consents.    The consents (or in lieu thereof waivers) listed in Section 7.06 of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect.

        7.07    Resignations of Directors.    The members of the Boards of Directors of the Company and Pharma shall have tendered, effective at the Closing, their resignations as such directors.

        7.08    Escrow Agreement.    The Stockholders' Agent (on behalf of the Contributing Stockholders) and the Escrow Agent shall have executed and delivered the Escrow Agreement.

        7.09    Voting Agreement.    The Voting Agreement and all other agreements between the Company or Pharma and their stockholders granting information, registration or other rights to such stockholders in their capacities as such shall have been terminated by the requisite vote of the parties thereto.

        7.10    Retention of Employees.    At least 80% of the Company's sales representatives, 80% of its Regional Business Managers and each of the individuals referenced in the side letter dated as of the date of the Original Agreement (which letter shall also include the titles, areas of responsibility and locations of employment for such individuals) shall have accepted offers of employment from Purchaser as set forth in offer letters substantially in the form for particular levels of employees provided to the Company by Purchaser prior to the date of the Original Agreement.

        7.11    Financial Statements.    Purchaser shall have received the audited financial statements required to be delivered pursuant to Section 5.06, and such audited financial statements shall not reflect any material adverse change in the financial condition or results of operations of the Company and its consolidated Subsidiaries from that reflected in the Unaudited Financials; provided that no material adverse change shall be deemed to have occurred for purposes of this condition by reason of the occurrence of any of the events referred to in the proviso to Section 7.12.

        7.12    No Material Adverse Event.    No change, event, occurrence or circumstance that is materially adverse to the business, financial condition or results of operations of the Company and Pharma taken as a whole shall have occurred since the date of the Original Agreement; provided that neither (a) the execution and delivery (subject to compliance with the terms of this Agreement) of the Retavase® Purchase Agreement nor the completion of the purchase of the Retavase® Assets pursuant thereto, (b) the failure of the Company or Pharma to enter into the Retavase® Purchase Agreement or to complete the purchase of the Retavase® Assets, (c) a requirement that the Company recognize increased compensation expense with respect to outstanding Company Options under GAAP nor (d) any of the following shall constitute such a material adverse event for purposes of this condition: changes, effects, events, occurrences and circumstances that the Company demonstrates are caused primarily and directly by (i) changes in the U.S. economy or the pharmaceutical industry as a whole (to the extent that such changes do not have a disproportionately adverse effect on the Company), (ii) changes that result from the announcement or pendency of this Agreement or the transactions contemplated hereby, (iii) changes that result from changes in Laws after the date of the Original Agreement (other than changes specifically or disproportionately related in fact or in effect to the Company) or (iv) changes in GAAP or regulatory accounting principles after the date of the Original Agreement.

        7.13    Employee Loans.    All loans extended by the Company or Pharma to any of their employees remaining outstanding on the Closing Date shall have been repaid in full.

        7.14    280G Approvals.    The Company shall have obtained the 280G Approvals as contemplated by Section 5.11.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF THE COMPANY

        The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

        8.01    Representations and Warranties.    The representations and warranties made by Purchaser in this Agreement, taken as a whole, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

        8.02    Performance.    Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

        8.03    Bring-Down Certificate.    Purchaser shall have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Purchaser by a duly authorized officer of Purchaser, in a form reasonably acceptable to the Company and to the effect of Sections 8.01 and 8.02.

        8.04    Orders and Laws.    There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

        8.05    Regulatory Consents and Approvals.    All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit the Company and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act, shall have occurred.

        8.06    Third Party Consents.    The consents (or in lieu thereof waivers) listed in Section 7.06 of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect.

        8.07    Escrow Agreement.    Purchaser and the Escrow Agent shall each have executed and delivered the Escrow Agreement.

        8.08    Listing of Stock.    The shares of Purchaser Common Stock issuable in the Merger shall have been approved for listing on the principal national securities exchange on which shares of Purchaser Common Stock are listed or traded, subject only to official notice of issuance.

ARTICLE IX
SURVIVAL; NO OTHER REPRESENTATIONS

        9.01    Survival of Representations, Warranties, Covenants and Agreements.    Subject to the following sentence, the representations, warranties, covenants and agreements of the Company, the Contributing Stockholders and Purchaser made in or pursuant to this Agreement will survive the Closing. The representations, warranties, covenants and agreements of the Company and the Contributing Stockholders contained in Articles III and V of this Agreement (including pursuant to the certificates delivered pursuant to Sections 2.05 and 7.03) will survive only until the first anniversary of the Closing and shall thereupon expire together with any right to indemnification for breach thereof, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with this sentence will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under Article X on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article X. The representations, warranties, covenants and agreements of Purchaser contained in Articles IV and VI of this Agreement will survive only until the first anniversary of the Closing and shall thereupon expire together with any right to indemnification for breach thereof, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with this sentence will continue to survive until satisfied if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under Article X on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article X.

        9.02    No Other Representations.    Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that neither the Company nor any Contributing Stockholder is making any representation or warranty whatsoever, express or implied, at Law or in equity, whether under Contract, tort or other applicable Law, in respect of the Company or Pharma or any of their respective Assets and Properties, Liabilities or operations, including without limitation the Business or Condition of the Company, except those representations and warranties contained in Article III, in the Company Disclosure Schedule and in the certificates delivered pursuant to Sections 2.05 and 7.03. Purchaser acknowledges that to the extent the transactions contemplated herein are construed as the transfer of Assets and Properties of the Company and Pharma, such transfer is made "AS IS WHERE IS", with no warranty whatsoever, whether express or implied, other than as expressed in Article III, in the Company Disclosure Schedule or in the certificates delivered pursuant to Sections 2.05 and 7.03, and Purchaser expressly waives all other warranties as to such Assets and Properties, including those pertaining to habitability, merchantability or fitness for a particular purpose, as well as any warranty against apparent or latent defects of any type. In addition, neither the Company nor any Contributing Stockholder makes any representation or warranty to Purchaser with respect to any financial projection or forecast relating to the Business or Condition of the Company provided by or on behalf of the Company or any of its Affiliates to Purchaser or any of its Affiliates or Representatives, including without limitation, the Confidential Private Placement Memorandum. With respect to any projection or forecast delivered by or on behalf of the Company or any of its Affiliates to Purchaser or any of its Affiliates or Representatives, Purchaser acknowledges that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) it is familiar with such uncertainties, (c) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and (d) it shall have no claim against the Company or any of its Affiliates or Representatives with respect thereto; provided that the foregoing is (subject to the last sentence of Section 10.01(c)) not intended to limit the representation contained in Section 3.24(d).

ARTICLE X
INDEMNIFICATION

        10.01    Indemnification.

          (a)   Following the Closing, subject to paragraph (c) of this Section and to Section 10.04 and the other Sections of this Article X, the Contributing Stockholders shall, severally in accordance with the applicable percentage of the Escrow Shares allocated to each Contributing Stockholder in Annex I hereto, and not jointly, indemnify Purchaser in respect of, and hold it harmless from and against, any and all Losses suffered, incurred or sustained by it or to which it becomes subject resulting from, arising out of or relating to any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of the Company made in or pursuant to this Agreement.

          (b)   Following the Closing, subject to Section 10.04 and the other Sections of this Article X, Purchaser shall indemnify each of the Contributing Stockholders in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser made in or pursuant to this Agreement.

          (c)   Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable by any Contributing Stockholder as a result of any claim in respect of a Loss arising under paragraph (a) of this Section 10.01:

            (i)    unless and until Purchaser has suffered, incurred, sustained or become subject to any such Losses in the aggregate in excess of one percent (1%) of the Contributing Stockholder Purchase Price, in which event Purchaser shall be entitled to claim indemnity for the full amount of such Losses that exceed $1,000,000; provided, however, that such limitations shall not apply to any Losses suffered, incurred or sustained by Purchaser or to which Purchaser becomes subject resulting from, arising out of or relating to any breach of representation or warranty on the part of the Company made in or pursuant to the certificate to be delivered pursuant to Section 2.05 to Purchaser with respect to Transaction Expenses payable to any brokers, accountants, legal advisors or agents engaged by the Company for the allocation or distribution of any amounts under Article II of this Agreement to or among the recipients thereof; provided, further, that no Losses shall be included in determining whether such amounts have been reached unless a valid Claim Notice or Indemnity Notice (as applicable) in respect of such Losses has been given by Purchaser to Stockholders' Agent in accordance with Section 10.02;

            (ii)   unless Purchaser has given the Stockholders' Agent a Claim Notice or Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, (A) as soon as practical following the time at which the Indemnified Party discovered or reasonably should have discovered such claim; provided that any failure to provide such timely notice shall not affect the rights of the parties if the Indemnifying Party is not prejudiced by any delay in the delivery of such notice, and (B) in any event prior to the applicable Cut-off Date;

            (iii)  except to the extent that Purchaser had a reasonable opportunity, but failed in good faith, to mitigate such Loss, including but not limited to recovery under a policy of insurance or under a contractual right of set-off or indemnity; or

            (iv)  to the extent it arises from or was caused by actions taken or failed to be taken by Purchaser or any of its Affiliates, including without limitation, by reason of Purchaser operating the business of the Company and Pharma in the same manner as such business was operated at any time prior to the Closing;

provided, however, that the provisions of Section 10.01(c)(i), (iii) and (iv) shall not apply to claims with respect to breach of the representations and warranties contained in Section 3.04 or Sections 3.24(d) or (e) or Section 3.29. Notwithstanding the foregoing, Purchaser's sole remedy for a breach of the representation and warranty contained in (I) Section 3.24(d) shall be (x) a claim under the Escrow Agreement for damages equal to the amount, if any, by which Total Returns exceed the Return Target during the 12 months following the Closing and (y) subject to Purchaser's compliance with its covenant contained in Section 3.24(d), and (II) Section 3.29 shall be a claim under the Escrow Agreement for damages equal to the amount, if any, by which the Closing Net Debt exceeds the amount set forth in Section 3.29.

        10.02    Method of Asserting Claims.    All claims for indemnification by any Indemnified Party under Section 10.01 must be asserted and resolved as follows:

          (a)   In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 10.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than any of the Contributing Stockholders or Purchaser or any of their respective Affiliates (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 10.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

            (i)    If, in the case of a Third Party Claim that involves a claim solely for money damages and does not involve a dispute with respect to any Company Intellectual Property, a product liability claim or claim with respect to the safety of a product sold by the Company or Pharma or a dispute with a Person having a material business relationship with the Company or Pharma, the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to such Third Party Claim pursuant to this Section 10.02(a), then the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed in the case of any settlement that provides for any relief other than the payment of monetary damages as to which the Indemnified Party will be indemnified in full). The Indemnifying Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests and not prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in clause (ii) below, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party's action); and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party may retain separate counsel to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and the Indemnified Party will bear its own costs and expenses with respect to such separate counsel except as provided in the preceding sentence. Notwithstanding the foregoing, the Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under Section 10.01 with respect to such Third Party Claim.

            (ii)   If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend a Third Party Claim which the Indemnifying Party has the right to defend pursuant to Section 10.02(a)(i), or in connection with any Third Party Claim which the Indemnifying Party does not have the right to defend pursuant to Section 10.02(a)(i), then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates). Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause (ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may retain separate counsel to represent it in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

            (iii)  If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 10.01 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss arising from such Third Party Claim will, subject to the provisions of Section 10.01(c), be conclusively deemed a liability of the Indemnifying Party under Section 10.01 and the Indemnifying Party shall, subject to the provisions of Section 10.01(c), pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, either party may seek a resolution of such dispute by litigation in a court of competent jurisdiction.

          (b)   In the event a claim by any Indemnified Party under Section 10.01 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss arising from the claim specified in such Indemnity Notice will, subject to the provisions of Section 10.01(c), be conclusively deemed a liability of the Indemnifying Party under Section 10.01 and the Indemnifying Party shall, subject to the provisions of Section 10.01(c), pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, either party may, by written notice to the other, demand arbitration of the matter, in accordance with Section 10.02(c), unless the amount of the Losses is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration.

          (c)   Any dispute, claim or controversy arising out of or relating to Article X or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of Article X to arbitrate, shall be determined by arbitration in the State of Delaware before one (1) arbitrator selected by the mutual agreement of the Indemnified Party and Indemnifying Party; provided, however, that if such parties cannot agree on an arbitrator, either party may request that Judicial Arbitration and Mediation Services ("JAMS") select the arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the arbitration award may be entered in any court having jurisdiction. This paragraph shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The arbitrator may, in the arbitration award, allocate all or part of the costs of the arbitration, including fees of the arbitrator and the reasonable attorneys' fees of the prevailing party.

          (d)   In the event of any claim for indemnity under Section 10.01(a), Purchaser agrees to give each Contributing Stockholder and their respective Representatives reasonable access to the Books and Records and employees of the Company and Pharma in connection with the matters for which indemnification is sought to the extent such Contributing Stockholder and their Representatives reasonably deem necessary in connection with their rights and obligations under this Article X.

          (e)   Concurrently with the delivery of a Claim Notice or an Indemnity Notice by Purchaser to Stockholders' Agent pursuant to this Article X, Purchaser will deliver to the Escrow Agent a Certificate of Instruction (as defined in the Escrow Agreement). No Certificate of Instruction may be delivered by Purchaser after the close of business on the Business Day immediately preceding the first anniversary of the Closing Date.

        10.03    Method of Calculating Losses.    The amount of any payment to an Indemnified Party shall be reduced by the amount of any corresponding federal, state or local income Tax benefit derived or to be derived by the Indemnified Party from payment of the liability upon which the claim for indemnity is based. All indemnification payments under this Article X shall be deemed adjustments to the portion of the Purchase Price payable for the Shares.

        10.04    Exclusivity.    After the Closing, the indemnities set forth in this Article X shall be the sole and exclusive remedies of Purchaser and the Contributing Stockholders and their respective officers, directors, employees, agents and Affiliates for any breach of representation or warranty or nonfulfillment or failure to be performed of any covenant or agreement made in or pursuant to this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive. Notwithstanding anything to the contrary in this Agreement, after the Closing, any liability of the Contributing Stockholders to indemnify Purchaser pursuant to Section 10.01(a) shall be limited to the Escrow Shares and any and all indemnification claims thereunder shall be paid therefrom. The maximum indemnity obligation of each Contributing Stockholder under this Agreement and the Escrow Agreement shall not exceed the applicable percentage of the Escrow Shares allocated to such Contributing Stockholder in Annex I hereto. No Person who was an officer, director, stockholder or holder of any Option to purchase shares of capital stock of the Company or Pharma prior to the Closing shall have any liability to make any payment in respect of any breach of any representation or warranty or non-performance of any covenant or agreement made in or pursuant this Article X, except for the Contributing Stockholders' indemnification obligations under this Article X.

        10.05    No Consequential Damages.    Anything herein to the contrary notwithstanding, no party shall be liable under this Agreement or with respect to the transactions contemplated hereby for any consequential, exemplary, punitive, special, indirect or incidental damages, or any multiple of damages or diminution of value, including without limitation, loss of profits or revenue.

ARTICLE XI
TERMINATION

        11.01    Termination.    This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

          (a)   at any time before the Closing, by mutual written agreement of the Company and Purchaser;

          (b)   at any time before the Closing, by the Company or Purchaser, in the event that any Law or any final, nonappealable Order becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, upon notification of the non-terminating party by the terminating party;

          (c)   at any time after sixty (60) days following the date of the Original Agreement (the "Outside Date") by the Company or Purchaser, upon notification of the non-terminating party by the terminating party, if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party; provided that the Outside Date shall be extended to the date ninety (90) days following the date of the Original Agreement to resolve any pending litigation seeking to enjoin the Merger if the sole reason that the Closing shall not have occurred on or prior to the Outside Date is a failure of any condition to Closing contained in Section 7.05 (by virtue of the failure of any material regulatory requirement to be satisfied, including termination or expiration of the waiting period under the HSR Act), Section 7.11, but only so if all other conditions to the Closing shall have been satisfied or are reasonably capable of being satisfied; or

          (d)   at any time before the Closing, by the Company or Purchaser, in the event (i) of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within twenty (20) Business Days following notification thereof by the terminating party; provided that for purposes of this paragraph only, a material breach on the part of the Company shall not be deemed material unless it results or could be expected to result in a material adverse change in the Business or Condition of the Company.

        11.02    Effect of Termination.    If this Agreement is validly terminated pursuant to Section 11.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Company or Purchaser (or any of their respective officers, directors, employees or other Representatives or Affiliates) under this Agreement or in connection with the transactions contemplated hereby, provided that the provision with respect to expenses in Section 13.03 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 11.01(b), (c) or (d), the Company will remain liable to Purchaser for any willful breach of Section 5.12 by the Company existing at the time of such termination, and Purchaser will remain liable to the Company for any willful breach of Section 6.10 by Purchaser existing at the time of such termination, and the Company or Purchaser may seek such remedies, including damages and reasonable fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

ARTICLE XII
DEFINITIONS

        12.01    Definitions.

        (a)    Defined Terms.    As used in this Agreement, the following defined terms have the meanings indicated below:

        "Acquisition Proposal" means any proposal for a merger or other business combination to which the Company or Pharma is a party or the direct or indirect acquisition of any equity interest in, or fifty percent (50%) of the assets of, the Company or Pharma, other than (i) the transactions contemplated by this Agreement and (ii) any merger or other business combination or sale of equity interests or assets to which Purchaser or any of its Affiliates is a party and which indirectly involves the Company or Pharma.

        "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

        "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

        "Agreement" means the Original Agreement as amended and restated by this Amended and Restated Agreement and Plan of Merger and the Exhibits, the Company Disclosure Schedule and the Annexes hereto and the certificates delivered in accordance with Sections 2.05, 7.03 and 8.03, as the same shall be amended from time to time.

        "Applicable Merger Price" has the meaning ascribed to it in Section 1.02(b).

        "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

        "Benefit Plan" means any Plan established by the Company or Pharma, or any predecessor or Affiliate of any of the foregoing, existing at the Closing Date or at any time prior thereto, to which the Company or Pharma contributes or has contributed, or under which any employee, former employee or director of the Company or Pharma or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

        "Books and Records" means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including without limitation financial statements, Tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, operating data and plans.

        "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of California, the State of New Jersey or the State of New York are authorized or obligated to close.

        "Business or Condition of the Company" means the business, financial condition or results of operations of the Company and Pharma taken as a whole.

        "Certificate of Merger" has the meaning ascribed to it in Section 2.01(b).

        "Certificates" has the meaning ascribed to it in Section 1.02(b).

        "Change of Control Payments" means any amounts which become payable by the Company or Pharma to any of their respective employees or former employees on or prior to the Closing Date as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, whether pursuant to the Company's severance policy or individual employment, severance or change-of-control Contract or otherwise.

        "Claim Notice" means written notification pursuant to Section 10.02(a) of a Third Party Claim as to which indemnity under Section 10.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 10.01, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim.

        "Closing" has the meaning ascribed to it in Section 2.01(a).

        "Closing Date" means (i) the second Business Day after the later of (x) the day on which the waiting period under the HSR Act with respect to the transactions contemplated by this Agreement has been terminated or expired and (y) the day on which the other conditions set forth in Articles VII and VIII have been satisfied (excluding conditions that, by their terms, are to be satisfied at the Effective Time, but subject to the satisfaction or waiver of such conditions), or (ii) such other date as Purchaser and the Company mutually agree upon in writing.

        "Closing Shares" has the meaning ascribed to it in Section 2.01(c).

        "Closing Value Per Share" means the arithmetic average of the closing sales prices of a share of Purchaser Common Stock, as reported on the principal national securities exchange on which shares of Purchaser Common Stock are listed or traded, on each of the ten (10) Trading Days ending on and including the third Trading Day immediately preceding the Closing Date.

        "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "Common Stock Payment" has the meaning ascribed to it in Section 2.01(c)(v).

        "Company" has the meaning ascribed to it in the forepart of this Agreement.

        "Company Common Stock" has the meaning ascribed to it in the forepart of this Agreement.

        "Company Common Stock Per Share Purchase Price" means the amount by which the sum of (I) the Purchase Price plus (II) the aggregate exercise price of all outstanding Company Options exceeds the sum of (III) the aggregate amount of Preferred Stock Dividends in respect of all outstanding shares of Company Preferred Stock plus (IV) the aggregate amount of Transaction Expenses and Change of Control Payments, divided by the total number of Outstanding Company Shares.

        "Company Disclosure Schedule" means the record delivered to Purchaser pursuant to the terms of this Agreement on behalf of the Company with the Original Agreement and dated as of the date of the Original Agreement, containing all lists, exceptions and other information and materials as may be provided pursuant to this Agreement.

        "Company Intellectual Property" has the meaning ascribed to it in Section 3.17.

        "Company Licenses" has the meaning ascribed to it in Section 3.19.

        "Company Options" has the meaning ascribed to it in the forepart of this Agreement.

        "Company Plans" has the meaning ascribed to it in Section 3.13(a).

        "Company Preferred Stock" has the meaning ascribed to it in the forepart of this Agreement.

        "Company Preferred Stock Per Share Purchase Price" means, with respect to each share of Company Preferred Stock, the result obtained by multiplying the Company Common Stock Per Share Purchase Price by the number of shares of Company Common Stock issuable upon the conversion of such share of Company Preferred Stock.

        "Confidentiality Agreement" has the meaning ascribed to it in Section 13.02.

        "Constituent Corporations" has the meaning ascribed to it in Section 1.01.

        "Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract.

        "Contributing Stockholder" means each individual stockholder of the Company who is a signatory to the Original Agreement on the date of the Original Agreement and each other owner of shares of Company Common Stock or Company Preferred Stock who becomes a party to this Agreement in accordance with the procedures set forth in Section 2.06.

        "Contributing Stockholder Purchase Price" means the result obtained by dividing (a) the sum of (i) the product of (x) the total number of Closing Shares multiplied by (y) the Value Per Share plus (ii) the Cash Amount by (b) the total number of Outstanding Company Shares and multiplying the result by (c) the total number of Outstanding Contributing Stockholder Company Shares.

        "Credit Agreement" means the Credit Agreement, dated as of October 3, 2003, as amended, among Pharma, the other Credit Parties signatory thereto, the persons designated as Lenders thereunder, Fleet National Bank, as Syndication Agent, and GECC, as Administrative Agent.

        "Credit Agreement Payments" has the meaning ascribed to it in Section 2.02(b)(i).

        "Cut-off Date" means, with respect to any representation, warranty, covenant or agreement contained in this Agreement, the date on which such representation, warranty, covenant or agreement ceases to survive as provided in Section 9.01.

        "DEA" has the meaning ascribed to it in Section 3.23(b).

        "DGCL" has the meaning ascribed to it in Section 1.01.

        "Dispute Period" means the period ending sixty (60) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

        "Dissenting Shares" has the meaning ascribed to it in Section 1.02(d).

        "DOJ" has the meaning ascribed to it in Section 3.23(b).

        "Effective Time" has the meaning ascribed to it in Section 2.01(b).

        "Environmental Law" means any Law or Order relating to the regulation or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

        "ERISA" has the meaning ascribed to it in Section 3.13(a).

        "Escrow Agent" shall mean an escrow agent mutually acceptable to the Company and Purchaser and who enters into the Escrow Agreement.

        "Escrow Agreement" and "Escrow Shares" have the respective meanings ascribed to them in Section 2.01(c)(i).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "FDA" has the meaning ascribed to it in Section 3.23(a).

        "FDCA" has the meaning ascribed to it in Section 3.23(a).

        "Financial Statements" means the consolidated financial statements of the Company delivered to Purchaser pursuant to Sections 3.09 and 5.06.

        "FTC" has the meaning ascribed to it in Section 3.23(b).

        "GAAP" means generally accepted accounting principles in the United States, consistently applied throughout the specified period and in the immediately prior comparable period.

        "GECC" means General Electric Capital Corporation.

        "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision.

        "Gross Sales" has the meaning ascribed to it in Section 3.24(d).

        "Hedge Payments" has the meaning ascribed to it in Section 2.02(b)(ii).

        "Holder" has the meaning ascribed to it in Section 6.09(a).

        "Holder Indemnitee" has the meaning ascribed to it in Section 6.09(e).

        "HSR Act" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

        "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under capital leases and (iv) in the nature of guarantees of the obligations described in clauses (i) through (iii) above of any other Person.

        "Indemnified Agents" has the meaning ascribed to it in Section 6.06(a).

        "Indemnified Liabilities" has the meaning ascribed to it in Section 6.06(a).

        "Indemnified Party" means any Person claiming indemnification under any provision of Article X.

        "Indemnified Person" has the meaning ascribed to it in Section 6.09(g).

        "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article X.

        "Indemnifying Person" has the meaning ascribed to it in Section 6.09(g).

        "Indemnity Notice" means written notification pursuant to Section 10.02(b) of a claim for indemnity under Article X, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

        "Intellectual Property" of any Person means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights of such Person.

        "Investment Assets" of any Person means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by such Person (other than trade receivables generated in the ordinary course of business of such Person).

        "IRS" means the United States Internal Revenue Service.

        "JAMS" has the meaning ascribed to it in Section 10.02(c).

        "Knowledge of the Company" means the actual knowledge of the individuals listed on Section 12.01(a) of the Company Disclosure Schedule.

        "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

        "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

        "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

        "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

        "Loss" means any and all damages, fines, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment), but not including internal management, administrative or overhead costs.

        "Merger" has the meaning ascribed to it in the forepart of this Agreement.

        "Merger Sub" has the meaning ascribed to it in the forepart of this Agreement.

        "Merger Sub Common Stock" has the meaning ascribed to it in Section 1.02(a).

        "NASD" means the National Association of Securities Dealers.

        "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

        "Option Consideration" means, with respect to any Company Option, the amount equal to (a) the number of shares of Company Common Stock issuable upon exercise of such Company Option multiplied by (b) the amount, if any, by which (i) the Company Common Stock Per Share Purchase Price exceeds (ii) the per share exercise price of such Company Option.

        "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

        "Original Agreement" has the meaning ascribed to it in the forepart of this Agreement.

        "Outside Date" has the meaning ascribed to it Section 11.01(c).

        "Outstanding Company Shares" means the sum of: (x) the number of shares of Company Common Stock outstanding as of the Closing Date, (y) the number of shares of Company Common Stock issuable upon the exercise of all Company Options outstanding as of the Closing Date and (z) the number of shares of Company Common Stock issuable upon the conversion of all shares of Company Preferred Stock outstanding as of the Closing Date.

        "Outstanding Contributing Stockholder Company Shares" means the sum of (x) the number of shares of Company Common Stock owned by Contributing Stockholders outstanding on the Closing Date and (y) the number of shares of Company Common Stock issuable upon conversion of all shares of Company Preferred Stock owned by all Contributing Stockholders outstanding as of the Closing Date.

        "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA.

        "Permitted Lien" means (i) statutory Liens for current Taxes not yet due and payable, (ii) mechanics', carriers', workers', repairers' and other similar Liens imposed by Law arising or incurred in the ordinary course of business for obligations not yet due, (iii) in the case of leases of vehicles and other personal property, Liens which do not, individually or in the aggregate, materially impair the use of such leased equipment or other personal property, (iv) other Liens incidental to the operation of the business of the Company or Pharma or the ownership of their Assets and Properties which were not incurred in connection with the borrowing of money or the advance of credit and which do not materially detract from the value of the assets encumbered thereby or materially interfere with the use thereof, (v) in the case of Licenses or other rights to use Company Intellectual Property, Liens or other restrictions arising from the terms thereof, and (vi) Liens on leases of real property arising from the provisions of such leases, including, in relation to leased real property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by any Governmental or Regulatory Authority, necessary or beneficial to the continued use and occupancy of the Assets and Properties of the Company and Pharma.

        "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

        "Pharma" has the meaning ascribed to it in Section 2.02(a).

        "Preferred Stock Dividend" means, with respect to each share of Company Preferred Stock, the amount of accrued and unpaid dividends in respect of such share immediately prior to the Closing Date.

        "Preferred Stock Payment" has the meaning ascribed to it in Section 2.01(c)(iii).

        "Purchase Price" means the sum of (a) the Cash Amount and (b) the result obtained by multiplying the number of Closing Shares by the Closing Value Per Share.

        "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

        "Purchaser Common Stock" has the meaning ascribed to it in Section 1.02(b)(i).

        "Purchaser Financial Statements" has the meaning ascribed to it in Section 5.07.

        "Purchaser Indemnitee" has the meaning ascribed to it in Section 6.09(f).

        "Purchaser Preferred Stock" has the meaning ascribed to it in Section 4.06.

        "Purchaser SEC Reports" has the meaning ascribed to it in Section 4.07.

        "Registrable Securities" means (i) the shares of Purchaser Common Stock issued in the Merger (including Escrow Shares), and (ii) any additional shares of Purchaser Common Stock issued or distributed by way of a dividend, stock split or other distribution in respect of such shares, or acquired by way of any rights offering or similar offering made in respect of such shares. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (x) the Registration Statement shall have become effective under the Securities Act and such securities shall have been disposed of as contemplated thereby, (y) they shall have been sold in a transaction pursuant to Rule 144 or (z) they shall have ceased to be outstanding (including by reason of the fact that they are delivered to Purchaser pursuant to the terms of the Escrow Agreement).

        "Registration Expenses" means all expenses incident to Purchaser's performance of or compliance with its obligations under Section 6.09 to effect the registration of Registrable Securities for sale pursuant to the Registration Statement, including, without limitation, all registration, filing, securities exchange listing and NASD fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of legal counsel retained by Purchaser to act for Purchaser and of Purchaser's independent public accountants, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, and the fees and disbursements of a single legal counsel acting for the Holders.

        "Registration Statement" has the meaning ascribed to it in Section 6.09(a).

        "Representatives" means, with respect to any Person, such Person's counsel, accountants, financial advisors, consultants and other representatives.

        "Restricted Shares" has the meaning ascribed to it in Section 2.04.

        "Resumption Notice" has the meaning ascribed to it in Section 6.09(c).

        "Retavase® Assets" mean the assets to be acquired by the Company or Pharma pursuant to the Retavase® Purchase Agreement if such agreement is entered into.

        "Retavase® Purchase Agreement" means the Avalon-Espirit Asset Purchase Agreement between the Company or Pharma and Centocor (or possibly both Centocor and Scios), the most recent draft of which is attached in Section 12.01(b) of the Company Disclosure Schedule.

        "Return Target" has the meaning ascribed to it in Section 3.24(d).

        "Return Target Period" has the meaning ascribed to it in Section 3.24(d).

        "Returns" has the meaning ascribed to it in Section 3.24(d).

        "Rule 144" means Rule 144 promulgated by the SEC under the Securities Act, and any successor provision thereto.

        "SEC" means the Securities and Exchange Commission.

        "Secretary of State" has the meaning ascribed to it in Section 2.01(b).

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Series A Stock" has the meaning ascribed to it in the forepart of this Agreement.

        "Series B Stock" has the meaning ascribed to it in the forepart of this Agreement.

        "Shares" has the meaning ascribed to it in the forepart of this Agreement.

        "Stock Option Plan" means the ESP Pharma, Inc. 2003 Stock Option Plan of the Company, as amended from time to time.

        "Stockholders' Agent" has the meaning ascribed to it in the forepart of this Agreement.

        "Subsidiary" means any Person in which the Company, directly or indirectly through its Subsidiary or otherwise, beneficially owns more than fifty percent (50%) of either the equity interests in, or the voting control of, such Person.

        "Surviving Corporation" has the meaning ascribed to it in Section 1.01.

        "Surviving Corporation Common Stock" has the meaning ascribed to it in Section 1.02(a).

        "Suspension Notice" has the meaning ascribed to it in Section 6.09(c).

        "Suspension Right" has the meaning ascribed to it in Section 6.09(c).

        "Taxes" means any federal, state, local or foreign taxes, charges, fees, levies, other assessments, or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability.

        "Third Party Claim" has the meaning ascribed to it in Section 10.02(a).

        "Total Returns" has the meaning ascribed to it in Section 3.24(d).

        "Trading Day" means any day for which quotations are available on the principal national securities exchange on which shares of Purchaser Common Stock are listed or traded.

        "Transaction Expenses" means all fees and expenses, whether billed or unbilled on or before the Closing, payable by the Company or Pharma to any Person in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including without limitation any amounts payable to the brokers named in Section 3.27, accountants or legal advisors.

        "Unaudited Financials" has the meaning ascribed to it in Section 3.09.

        "Value Per Share" means $19.7330, calculated as the arithmetic average of the closing sales prices of a share of Purchaser Common Stock, as reported on the principal national securities exchange on which shares of Purchaser Common Stock are listed or traded, on each of the ten (10) Trading Days ending on and including the Trading Day immediately preceding the date of the Original Agreement.

        "Voting Agreement" means the Amended and Restated Voting Agreement dated as of the 15th day of April 2003 by and among the Company and the stockholders of the Company who are parties thereto, as the same may have been amended.

        (b)    Construction of Certain Terms and Phrases.    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrase "ordinary course of business" refers to the business of the Company or Pharma consistent with past custom and practice. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract (including this Agreement) shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

ARTICLE XIII
MISCELLANEOUS

        13.01    Notices.    All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

  If to Purchaser or Merger Sub, to:

  Protein Design Labs, Inc.
  34801 Campus Drive
  Fremont, CA 94555
  Facsimile No.: 510-574-1500
  Attn: Chief Executive Officer and General Counsel

  with a copy to:

  DLA Piper Rudnick Gray Cary US LLP
  153 Townsend Street, Suite 800
  San Francisco, CA 94107
  Facsimile No.: 415-836-2501
  Attn: Howard Clowes

  If to any of the Contributing Stockholders, to:

  Anthony A. Rascio
  c/o Milbank, Tweed, Hadley & McCloy LLP
  One Chase Manhattan Plaza

  New York, NY 10005
  Facsimile No.: 212-530-5219
  Attn: Robert S. Reder, Esq.

  If to the Company, to:

  ESP Pharma Holding Company, Inc.
  2035 Lincoln Highway, Suite 2150
  Edison, NJ 08817
  Facsimile No.: 732-650-1387
  Attn: General Counsel

  with a copy to:

  Milbank, Tweed, Hadley & McCloy LLP
  One Chase Manhattan Plaza
  New York, NY 10005
  Facsimile No.: 212-530-5219
  Attn: Robert S. Reder, Esq.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (c) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

        13.02    Entire Agreement.    This Agreement (including the Exhibits, Schedules, Annexes, certificates to be delivered pursuant to the terms hereof and the Escrow Agreement) supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof, other than that certain confidentiality agreement between the parties dated December 7, 2004 (the "Confidentiality Agreement"), which shall survive the execution and delivery of this Agreement in accordance with its terms and shall terminate at the Closing. All information and materials delivered by or on behalf of the Company to Purchaser or its Representatives or Affiliates pursuant to the terms of this Agreement will be subject to the terms and provisions of the Confidentiality Agreement.

        13.03    Expenses.    Except as otherwise expressly provided in this Agreement (including without limitation as provided in Section 6.09(d) and Section 11.02), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby.

        13.04    Appointment of Stockholders' Agent.

          (a)   Each Contributing Stockholder hereby appoints Stockholders' Agent to act as such Contributing Stockholder's true and lawful attorney-in-fact, agent and proxy under this Agreement and the Escrow Agreement, with full power and authority, including power of substitution, acting in the name of and for and on behalf of such Contributing Stockholders (i) to amend or waive any provision of this Agreement or the Escrow Agreement, (ii) to terminate this Agreement pursuant to the provisions of Article XI, (iii) to execute and deliver stock powers and stock certificates on behalf of any Contributing Stockholder and (iv) to do all other things and to take all other action under or related to this Agreement that Stockholders' Agent may consider necessary or proper to effectuate the transactions contemplated hereby and to resolve any dispute with Purchaser over any aspect of this Agreement and, on behalf of such Contributing Stockholders, to enter into any agreement to effectuate any of the foregoing which shall have the effect of binding such Contributing Stockholders as if such Contributing Stockholders had personally entered into such an agreement; provided, that (x) all actions taken or decisions made by Stockholders' Agent on behalf of the Contributing Stockholders shall be taken or made in a reasonable manner and (y) no action may be taken by Stockholders' Agent under this appointment which would have the effect of prejudicing the relative rights of any Contributing Stockholder under this Agreement in relation to any other Contributing Stockholder. This appointment and power of attorney shall be deemed as coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation or dissolution of any Contributing Stockholder or the occurrence of any other event or events and Stockholders' Agent may not terminate this power of attorney with respect to any Contributing Stockholder or such Contributing Stockholder's successors or assigns without the prior written consent of the Contributing Stockholders.

          (b)   Neither the Stockholders' Agent nor any agent employed by it shall incur any liability to any Contributing Stockholder relating to the performance of its duties or exercise of its rights hereunder, except for actual fraud or bad faith acts by the Stockholders' Agent or pursuant to the commission by the Stockholders' Agent on a continuing basis of acts or omissions determined to be willful or grossly negligent. The Stockholders' Agent shall likewise incur no liability by reason of any error of Law or for any act or omission related thereto. Each of the Contributing Stockholders hereby severally agrees to indemnify and hold harmless the Stockholders' Agent and any agent employed by it against any loss, liability or expense incurred (i) without fraud or bad faith on the part of the Stockholders' Agent or (ii) other than pursuant to the commission by the Stockholders' Agent on a continuing basis of acts or omissions determined to be willful or grossly negligent arising out of or in connection with its performance or exercise of obligations and rights under this Agreement. All expenses, fees and costs reasonably incurred by the Stockholders' Agent in its capacity as such, whether incurred prior to or following the Closing, shall be paid by the Company.

          (c)   Each Contributing Stockholder agrees that Stockholders' Agent may consult with counsel chosen by Stockholders' Agent and shall have full and complete authorization in good faith to act or refrain from acting in accordance with the opinion of such counsel. Stockholders' Agent may rely and shall be protected in acting, or refraining from acting, upon any written notice, instruction or request furnished to Stockholders' Agent hereunder and reasonably believed by Stockholders' Agent to be genuine and to have been signed or presented by the proper party or parties.

          (d)   Stockholders' Agent shall have the full power to execute and deliver the Escrow Agreement and shall have all of the rights and shall perform all of the obligations of Stockholders' Agent as set forth in the Escrow Agreement and Stockholders' Agent shall have the exclusive right, power and authority, on behalf of all the Contributing Stockholders, to pursue, defend, and settle any indemnification claims pursuant to Article X hereof and to do all things and to take all other actions Stockholders' Agent may consider necessary or proper to resolve any indemnification claims after the Closing Date.

          (e)   Purchaser may rely and shall be protected in acting, or refraining from acting, upon any written notice, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by Stockholders' Agent as if such written notice, instruction or request had been furnished to it by all the Contributing Stockholders.

          (f)    The Contributing Stockholders shall be entitled to change Stockholders' Agent by delivery of a written notice to such effect to Purchaser at any time, and the Contributing Stockholders covenant and agree to designate a replacement Stockholders' Agent as soon as practicable following the resignation or inability to serve of the then current Stockholders' Agent.

        13.05    Public Announcements.    At all times at or before the Closing, neither the Company nor Purchaser will issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld or delayed. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Stockholders' Agent and Purchaser will also obtain the other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

        13.06    Waiver.    Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        13.07    Amendment.    This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

        13.08    No Third Party Beneficiary.    Except as provided in Section 6.06(d), the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

        13.09    No Assignment; Binding Effect.    Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to a wholly-owned Affiliate, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment referred to in clause (b) shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        13.10    Enforcement of Agreement.    The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any of the provisions of this Agreement (including the failure by any party to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

        13.11    Headings.    The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        13.12    Governing Law; Consent to Jurisdiction.

          (a)   This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to applicable principles of conflicts of law.

          (b)   Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the State and Federal courts situated in Delaware in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such State or Federal court and (ii) waives, to the fullest extent such party may legally and effectively do so, any objection which such party may now or hereafter have to the laying of venue of any such action or proceeding in such State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 13.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

        13.13    Invalid Provisions.    If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

        13.14    Counterparts.    This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, this Amended and Restated Agreement and Plan of Merger has been duly executed and delivered by or on behalf of each party hereto as of the date first above written.

PURCHASER Protein Design Labs, Inc.		Address:
By:	/s/ DOUGLAS O. EBERSOLE Name: Douglas O. Ebersole Title: Senior Vice President, Legal and Corporate Development	34801 Campus Drive Fremont, CA 94555
MERGER SUB Big Dog Bio, Inc.		Address:
By:	/s/ DOUGLAS O. EBERSOLE Name: Douglas O. Ebersole Title: Treasurer and Secretary	34801 Campus Drive Fremont, CA 94555
COMPANY ESP Pharma Holding Company, Inc.		Address:
By:	/s/ HOWARD J. WEISMAN Name: Howard J. Weisman Title: President and Chief Operating Officer	2035 Lincoln Highway, Suite 2150 Edison, New Jersey 08817
CONTRIBUTING STOCKHOLDERS		Address:
By:	/s/ ANTHONY A. RASCIO Name: Anthony A. Rascio Title: Stockholders' Agent	2035 Lincoln Highway, Suite 2150 Edison, New Jersey 08817

ANNEX I

Ownership of Shares and Company Options

ANNEX II

Issue Date, Exercise Price and Vesting Schedule of Company Options

EXHIBIT A

Escrow Agreement

QuickLinks

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of March 22, 2005 by and among PURCHASER, BIG DOG BIO, INC., ESP PHARMA HOLDING COMPANY, INC. and THE CONTRIBUTING STOCKHOLDERS REFERRED TO HEREIN
TABLE OF CONTENTS
ARTICLE I THE MERGER
ARTICLE II CLOSING; PAYMENT OF PURCHASE PRICE
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB
ARTICLE V COVENANTS OF THE COMPANY
ARTICLE VI COVENANTS OF PURCHASER
ARTICLE VII CONDITIONS TO OBLIGATIONS OF PURCHASER AND MERGER SUB
ARTICLE VIII CONDITIONS TO OBLIGATIONS OF THE COMPANY
ARTICLE IX SURVIVAL; NO OTHER REPRESENTATIONS
ARTICLE X INDEMNIFICATION
ARTICLE XI TERMINATION
ARTICLE XII DEFINITIONS
ARTICLE XIII MISCELLANEOUS
Ownership of Shares and Company Options
Issue Date, Exercise Price and Vesting Schedule of Company Options
Escrow Agreement